Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

IKONICS CORP,

TELLURIDE HOLDCO INC.,

TELLURIDE MERGER SUB I, INC.,

TELLURIDE MERGER SUB II, INC.

and

TERAWULF INC.

_________________________

Dated as of June 24, 2021

TABLE OF CONTENTS

Disclosure Letters

Company Disclosure Letter
Parent Disclosure Letter

Annex

Annex A: Cross-Reference Table

Exhibits

Exhibit A: CVR Agreement

Exhibit B-1: Parent Voting Agreement

Exhibit B-2: Company Voting Agreement

Exhibit C: HoldCo Certificate of Incorporation

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 24, 2021 (this “Agreement”), by and among IKONICS Corp., a Minnesota corporation (“Parent”), Telluride Holdco, Inc., a Delaware corporation and direct wholly owned subsidiary of Parent (“HoldCo”), Telluride Merger Sub I, Inc., a Minnesota corporation and direct wholly owned subsidiary of HoldCo (“Merger Sub I”), Telluride Merger Sub II, Inc., a Delaware corporation and direct wholly owned subsidiary of HoldCo (“Merger Sub II”, and together with Parent, HoldCo and Merger Sub I, the “Parent Entities”), and TeraWulf Inc., a Delaware corporation (“Company”).

RECITALS

WHEREAS, Parent and its applicable subsidiaries intend to engage in a transaction or series of transactions involving the divestiture, assignment and other disposition of all assets of the Parent and/or its subsidiaries that are related to the Parent’s pre-Closing business, assets, and properties (the “Legacy Sale”) after the Second Effective Time;

WHEREAS, in connection with the Legacy Sale, the Parent and a rights agent selected by the Parent (the “Rights Agent”) will enter into a Contingent Value Rights Agreement, in substantially the form attached hereto as Exhibit A, at or immediately prior to the First Effective Time (the “CVR Agreement” and, together with the other transactions contemplated hereby, including the First Merger and the Second Merger, the “Transactions”);

WHEREAS, the parties hereto intend that on the Closing Date, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (“DGCL”) and the Minnesota Business Corporation Act (“MBCA”), Merger Sub I will merge with and into Parent (the “First Merger”), with Parent surviving the First Merger as a wholly owned subsidiary of HoldCo;

WHEREAS, the parties hereto intend that on the Closing Date, immediately following the First Merger, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, Merger Sub II will merge with and into the Company (the “Second Merger”), with the Company surviving the Second Merger as a wholly-owned subsidiary of HoldCo;

WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously (a) approved, adopted and declared advisable this Agreement, the Transactions, including the First Merger and the CVR Agreement, (b) declared that it is in the best interests of the shareholders of Parent that Parent enter into this Agreement and consummate the Transactions, including the First Merger and the CVR Agreement on the terms and subject to the conditions set forth in this Agreement, (c) directed that the adoption of this Agreement be submitted to a vote at a meeting of the shareholders of Parent, and (d) recommended to the shareholders of Parent that they adopt this Agreement (the “Parent Board Recommendation”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) approved and declared advisable this Agreement, the Transactions, including the Second Merger, (b) declared that it is in the best interests of the stockholders of the Company that the Company enter into this Agreement and consummate the Transactions, including the Second Merger, on the terms and subject to the conditions set forth in this Agreement, (c) directed that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company and (d) recommended to the stockholders of the Company that they adopt this Agreement (the “Company Board Recommendation”);

WHEREAS, the board of directors of Merger Sub I has approved and declared advisable, this Agreement and the Transactions, including the First Merger, on the terms and conditions set forth in this Agreement, and HoldCo, in its capacity as the sole stockholder of Merger Sub I will, approve and adopt this Agreement by written consent immediately following its execution;

WHEREAS, the board of directors of Merger Sub II has approved and declared advisable, this Agreement and the Transactions, including the Second Merger, on the terms and conditions set forth in this Agreement, and HoldCo, in its capacity as the sole stockholder of Merger Sub II will, approve and adopt this Agreement by written consent immediately following its execution;

WHEREAS, concurrently with the execution and delivery of this Agreement, all directors and executive officers of Parent in their capacity as such, have entered into voting agreements with the Company in the form attached hereto as Exhibit B-1 (each, a “Parent Voting Agreement”) pursuant to which such shareholders are agreeing to vote in favor of the adoption of this Agreement and to take (and refrain from taking) certain other actions in connection with the transactions contemplated by this Agreement, in each case, on the terms therein; and

WHEREAS, concurrently with the execution and delivery of this Agreement, certain stockholders of the Company in its capacity as such, have entered into voting agreements with Parent in the form attached hereto as Exhibit B-2 (each, a “Company Voting Agreement”) pursuant to which such stockholders are agreeing to, as promptly as practicable following the effectiveness of the Registration Statement, (a) approve by written consent or by vote at a duly held meeting of stockholders of the Company the execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Second Merger and (b) adopt this Agreement and to take (and refrain from taking) certain other actions in connection with the transactions contemplated by this Agreement, in each case, on the terms therein.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I
THE MERGER

Section 1.1    The Merger.

(a)    Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Merger Sub I shall be merged with and into Parent in accordance with the MBCA. As a result of the First Merger, Merger Sub I shall cease to exist and Parent shall continue as the surviving corporation of the First Merger (the “Parent Surviving Company”).

(b)    On the Closing Date, immediately following the First Effective Time, pursuant to this Agreement and upon the terms and subject to the conditions of this Agreement, Merger Sub II shall be merged with and into the Company in accordance with the DGCL. As a result of the Second Merger, Merger Sub II shall cease to exist and the Company shall continue as the surviving company of the Second Merger (the “Surviving Company”).

Section 1.2    Closing

. Subject to the satisfaction or waiver of all of the conditions to closing contained in Article VI, the closing of the First Merger and the Second Merger (the “Closing”) shall take place (a) remotely by exchange of documents and signatures (or their electronic counterparts) on the third Business Day after the day on which the conditions set forth in Article VI (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived in accordance with this Agreement or (b) at such other place and time as Parent and the Company may mutually agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.”

Section 1.3    Effective Time.

(a)    Upon the terms and subject to the conditions of this Agreement, as soon as practicable on the Closing Date, the parties hereto shall cause the First Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Minnesota, executed in accordance with, and in such form as is required by, the relevant provisions of the MBCA (the “First Certificate of Merger”), and shall make all other filings, recordings or publications required under the MBCA in connection with the First Merger. The First Merger shall become effective at the time that the properly executed and certified copy of the First Certificate of Merger is filed or, to the extent permitted by applicable Law, at such later time as is agreed to by the parties hereto prior to the filing of such First Certificate of Merger and specified in the First Certificate of Merger (the time at which the First Merger becomes effective is herein referred to as the “First Effective Time”).

(b)    Upon the terms and subject to the conditions of this Agreement, immediately following the First Merger, the parties hereto shall cause the Second Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Second Certificate of Merger”), and shall make all other filings, recordings or publications required under the DGCL in connection with the Second Merger. The Second Merger shall become effective at the time that the properly executed and certified copy of the Second Certificate of Merger is filed or, to the extent permitted by applicable Law, at such later time as is agreed to by the parties hereto prior to the filing of such Second Certificate of Merger and specified in the Second Certificate of Merger (the time at which the Second Merger becomes effective is herein referred to as the “Second Effective Time”).

Section 1.4    Effects of the Merger.

(a)    At the First Effective Time, the effect of the First Merger shall be as provided in the applicable provisions of the MBCA, this Agreement and the First Certificate of Merger.

(b)    At the Second Effective Time, the effect of the Second Merger shall be as provided in the applicable provisions of the DGCL, this Agreement and the Second Certificate of Merger.

Section 1.5    Organizational Documents.

(a)    The certificate of incorporation of Parent in effect at the First Effective Time shall be the certificate of incorporation of the Parent Surviving Company, except such certificate of incorporation shall be amended and restated in its entirety, other than its name, to read like the certificate of incorporation of Merger Sub I, until amended in accordance with applicable Law. The bylaws of Merger Sub I in effect at the First Effective Time shall be the bylaws of the Parent Surviving Company until amended in accordance with the provisions of such bylaws.

(b)    The certificate of incorporation of the Company in effect at the Second Effective Time shall be the certificate of incorporation of the Surviving Company, except such certificate of incorporation shall be amended and restated in its entirety, other than its name, to read like the certificate of incorporation of Merger Sub II, until amended in accordance with applicable Law. The bylaws of Merger Sub II in effect at the Second Effective Time shall be the bylaws of the Surviving Company until amended in accordance with the provisions of such bylaws.

(c)    Immediately prior to the filing of the HoldCo Certificate of Incorporation as contemplated by Section 1.5(d), the Company shall cause to be filed with the Delaware Secretary of State an amendment to the Company’s certificate of incorporation changing the name of the Company to TeraWulf Incorporated or such other name as the Company shall select (the “Company Name Change”).

(d)    Immediately following the Company Name Change and immediately prior to the First Effective Time, the certificate of incorporation of HoldCo shall be, and the parties shall take or cause to be taken all action required to cause the certificate of incorporation of HoldCo to be, amended and restated to be in the form attached hereto as Exhibit C (the “HoldCo Certificate of Incorporation”), until thereafter amended in accordance with such certificate of incorporation and applicable Law.

Section 1.6    Directors and Officers.

(a)    The parties hereto shall take all necessary actions such that, during the Legacy Period, until successors are duly elected or appointed and qualified in accordance with applicable Law, or until their earlier death, resignation or removal in accordance with the organizational documents of HoldCo, the board of directors of HoldCo shall be comprise no more than ten (10) individuals as designated by the Company.

(b)    The parties hereto shall take all necessary actions such that, from and after the Second Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, or until their earlier death, resignation or removal in accordance with the organizational documents of HoldCo, Paul Prager shall be the chief executive officer of HoldCo.

(c)    The parties hereto shall take all necessary actions such that, from and after the First Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, or until their earlier death, resignation or removal in accordance with the organizational documents of the Parent Surviving Company, (i) the directors of Merger Sub I immediately prior to the First Effective Time shall be the directors of the Parent Surviving Company and (ii) the officers of Parent immediately prior to the First Effective Time shall be the officers of the Parent Surviving Company.

(d)    The parties hereto shall take all necessary actions such that, from and after the Second Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, or until their earlier death, resignation or removal in accordance with the organizational documents of the Surviving Company, (i) the directors of Merger Sub II immediately prior to the Second Effective Time shall be the directors of the Surviving Company and (ii) the officers of the Company immediately prior to the Second Effective Time shall be the officers of the Surviving Company.

Section 1.7    Tax Treatment. Each of the parties intends that, for U.S. federal income tax purposes, each of the First Merger and the Second Merger shall be treated as part of an integrated transaction that qualifies as a contribution pursuant to Section 351 of the Code (the “Intended Tax Treatment”). Each party shall file all Tax Returns consistent with, and take no position inconsistent with such treatment (whether in connection with any audit, examination or other Tax proceeding, on any Tax Return or otherwise) unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code. From and after the date of this Agreement, none of the parties shall, nor shall they permit any of their Affiliates to, knowingly take any action, cause any action to be taken or omit to take any action which could reasonably be expected to cause the transactions to fail to qualify for the Intended Tax Treatment.

ARTICLE II
EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.1    Conversion of Capital Stock.

(a)     First Merger. At the First Effective Time, by virtue of the First Merger and without any action on the part of any Parent Entity, the Company or the holders of any of the following securities:

(i)    Each share of Parent Common Stock issued and outstanding immediately prior to the First Effective Time shall automatically be converted into and exchanged for (A) one validly issued, fully paid and nonassessable share of HoldCo Common Stock (the “Parent Share Consideration”), (B) one Contingent Value Right to be issued by HoldCo in accordance with the CVR Agreement and (C) the right to receive $5.00 in cash, without interest (the “Parent Cash Consideration”, and together with Parent Share Consideration and Contingent Value Right, the “Parent Merger Consideration”).

(ii)    Each share of HoldCo Common Stock held by Parent issued and outstanding immediately prior to the First Effective Time shall automatically be cancelled and shall cease to exist as of the First Effective Time.

(iii)    Each share of Merger Sub I Common Stock issued and outstanding as of immediately prior to the First Effective Time shall automatically be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Parent Surviving Company.

(b)    Company Preferred Stock. At the Second Effective Time, each share of Company Preferred Stock that is then issued and outstanding will be automatically converted into a number of shares of Company Common Stock in accordance with the terms of Article Fourth of the Company’s certificate of incorporation. All shares of Company Preferred Stock converted into shares of Company Common Stock shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities.

(c)    Second Merger. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of any Parent Entity, the Company or the holders of any of the following securities:

(i)    Each share of Company Common Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 2.1(b)) issued and outstanding immediately prior to the Second Effective Time (other than the Dissenting Shares) shall automatically be converted into the right to receive a number of validly issued, fully paid and nonassessable shares of HoldCo Common Stock equal to (x) the Aggregate Company Share Amount, divided by (y) the number of shares of Company Common Stock outstanding as of immediately prior to the Second Effective Time (determined on a Fully Diluted Basis) (the “Company Merger Consideration” and such ratio, the “Exchange Ratio”).

(ii)    Each share of Merger Sub II Common Stock issued and outstanding immediately prior to the Second Effective Time, automatically shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Company.

(iii)    Each share of Company Common Stock and Company Preferred Stock held in the treasury of the Company, owned by the Company or any of its direct or indirect wholly-owned Subsidiaries or by Parent or any of its Affiliates at the Second Effective Time (collectively, the “Excluded Company Shares”) shall be canceled automatically and shall cease to exist, and no consideration shall be paid for those Excluded Company Shares.

(d)    Conversion of Parent Common Stock. All shares of Parent Common Stock that have been converted pursuant to Section 2.1(a)(i) shall be canceled automatically and shall cease to exist, and the holders of (A) certificates which immediately before the First Effective Time represented such shares (the “Parent Stock Certificates”) or (B) shares represented by book-entry (the “Parent Book-Entry Shares”) shall cease to have any rights with respect to those shares, other than the right to receive the Parent Merger Consideration in accordance with Section 2.2.

(e)    Conversion of Company Common Stock. All shares of Company Common Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 2.1(b)) that have been converted pursuant to Section 2.1(c)(i) and Section 2.1(g) shall be canceled automatically and shall cease to exist, and the holders of (A) certificates which immediately before the Second Effective Time represented such shares (the “Company Stock Certificates”) or (B) shares represented by book-entry (the “Company Book-Entry Shares”) shall cease to have any rights with respect to those shares, other than the right to receive the Company Merger Consideration in accordance with Section 2.2.

(f)    Equitable Adjustment. If at any time during the period between the date of this Agreement and the First Effective Time, any change in the outstanding shares of capital stock of Parent or the Company shall occur as a result of any reclassification, recapitalization, reorganization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution is declared with a record date during such period, the Parent Merger Consideration or the Company Merger Consideration, as applicable, shall be equitably adjusted to reflect such change without any increase in aggregate amounts payable.

(g)    Fractional Shares. No fractional shares of HoldCo Common Stock shall be issued in connection with the Second Merger, and no certificates or scrip for any such fractional shares shall be issued, and such fractional share interests shall not entitle the owner thereof to vote or to any rights as a holder of HoldCo Common Stock. If the product of the number of shares a Company shareholder holds immediately prior to the Second Effective Time multiplied by the Exchange Ratio would result in the issuance of a fractional share of HoldCo Common Stock, that product will be rounded down to the nearest whole number of shares of HoldCo Common Stock if it is less than the fraction of one-half (.5) of one share of Holdco Common Stock or round up to the nearest whole number of shares of Parent Common Stock if the said product is greater than or equal to the fraction of one-half (.5) of one share of HoldCo Common Stock.

Section 2.2    Surrender and Payment.

(a)    Exchange Agent. Prior to the First Effective Time, Parent and HoldCo shall appoint EQ Shareowner Services to serve as exchange and payment agent (the “Exchange Agent”), for the purpose of exchanging Parent Stock Certificates and Company Stock Certificates, if any, for the consideration payable in respect of Parent Common Stock, Company Common Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 2.1(b)) and will enter into an agreement with such Exchange Agent on terms reasonably satisfactory to the Company.

(b)    Exchange Fund. On or prior to the Closing Date, Parent and HoldCo shall cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of Parent Common Stock, Company Common Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 2.1(b)), the aggregate Parent Cash Consideration, Parent Share Consideration and Company Merger Consideration, payable and issuable pursuant to the First Merger and the Second Merger, as applicable. All cash and book-entry shares representing HoldCo Common Shares deposited by HoldCo with the Exchange Agent for distribution pursuant to this Article II are referred to in this Agreement as the “Exchange Fund.” The Exchange Agent will, pursuant to irrevocable instructions to be delivered to the Exchange Agent by Parent and HoldCo, deliver the appropriate cash amount and HoldCo Common Shares out of the Exchange Fund to holders of Parent Common Stock and Company Common Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 2.1(b)) pursuant to the provisions of this Article II. The Exchange Fund will not be used for any other purpose.

(c)    Exchange Procedures.

(i)    Letter of Transmittal. As promptly as practicable but in no event later than two (2) Business Days following the Second Effective Time, HoldCo shall cause the Exchange Agent to mail to each holder of record of a share of Parent Common Stock converted pursuant to Section 2.1(a)(i) and holder of record of a share of Company Common Stock and Company Preferred Stock converted pursuant to Section 2.1(b), (A) a letter of transmittal in customary form, specifying that delivery shall be effected, and risk of loss and title to such holder’s shares shall pass, only upon proper delivery of the Parent Stock Certificate or the Company Stock Certificate, as applicable, to the Exchange Agent or, in the case of Parent Book-Entry Shares or Company Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal and (B) instructions for surrendering such Certificates or Book-Entry Shares.

(ii)    Surrender of Shares of Parent Common Stock. Upon surrender of a Parent Stock Certificate or of a Parent Book-Entry Share for cancellation to the Exchange Agent in accordance with the instructions provided by the Exchange Agent pursuant to Section 2.2(c)(i) above, together with a duly executed and completed letter of transmittal and any other documents reasonably required by the Exchange Agent, (A) the holder of that Parent Stock Certificate or Parent Book-Entry Share shall be entitled to receive, and the Exchange Agent shall pay in exchange therefor, the Parent Cash Consideration and the Parent Share Consideration in accordance with Section 2.1(a)(i) in respect of the number of shares formerly evidenced by that Parent Stock Certificate or Parent Book-Entry Share, (B) the Exchange Agent shall give notice thereof to the Rights Agent and (C) the holder of that Parent Stock Certificate or Parent Book-Entry Share shall be entitled to receive and Parent shall deliver in exchange therefor, one Contingent Value Right in book-entry form for each share formerly evidenced by that Parent Stock Certificate or Parent Book-Entry Share. Any Parent Stock Certificates and Parent Book-Entry Shares so surrendered shall be canceled immediately. No interest shall accrue or be paid on the Parent Cash Consideration payable upon surrender of Parent Stock Certificates or Parent Book-Entry Shares.

(iii)    Surrender of Shares of Company Common Stock. Upon surrender of a Company Stock Certificate or of a Company Book-Entry Share for cancellation to the Exchange Agent in accordance with the instructions provided by the Exchange Agent pursuant to Section 2.2(c)(i) above, together with a duly executed and completed letter of transmittal and any other documents reasonably required by the Exchange Agent, the holder of that Company Stock Certificate or Company Book-Entry Share shall be entitled to receive, and the Exchange Agent shall pay in exchange therefor, the Company Merger Consideration in accordance with Section 2.1(c)(i) in respect of the number of shares formerly evidenced by that Company Stock Certificate or Company Book-Entry Share.

(iv)    Unregistered Transferees. If any Parent Merger Consideration or Company Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, then the Parent Merger Consideration or Company Merger Consideration, as applicable, may be paid to such a transferee so long as (A) the surrendered Certificate is accompanied by all documents required by Parent or Company, as applicable, to evidence and effect that transfer and (B) the Person requesting such payment (1) pays any applicable transfer taxes or (2) establishes to the reasonable satisfaction of Parent and the Exchange Agent that any such transfer taxes have already been paid or are not applicable.

(v)    No Other Rights. Until surrendered in accordance with this Section 2.2(c), (A) each Parent Stock Certificate and each Parent Book-Entry Share shall be deemed, from and after the First Effective Time, to represent only the right to receive the Parent Merger Consideration and (B) each Company Stock Certificate and each Company Book-Entry Share shall be deemed, from and after the Second Effective Time, to represent only the right to receive the Company Merger Consideration. Any Parent Merger Consideration paid upon the surrender of any Parent Stock Certificate or Parent Book-Entry Share shall be deemed to have been paid in full satisfaction of all rights pertaining to such Certificate or Book-Entry Share and the shares of Parent Common Stock formerly represented by it. Any Company Merger Consideration paid upon the surrender of any Company Stock Certificate or Company Book-Entry Share shall be deemed to have been paid in full satisfaction of all rights pertaining to such Certificate or Book-Entry Share and the shares of Company Common Stock or Company Preferred Stock formerly represented by it.

(d)    Lost, Stolen or Destroyed Certificates. If any Parent Stock Certificate or Company Stock Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Parent Surviving Company or the Surviving Company, as applicable, the posting by such Person of a bond, in such reasonable amount as the Parent Surviving Company or the Surviving Company, as applicable, may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such affidavit claiming such Certificate is lost, stolen or destroyed, the Parent Merger Consideration or the Company Merger Consideration, as applicable, to such Person in respect of the shares of Parent Common Stock or Company Common Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 2.1(b)) represented by such Certificate.

(e)    No Further Transfers. At the First Effective Time, the stock transfer books of Parent shall be closed and there shall be no further registration of transfers of the shares of Parent Common Stock that were outstanding immediately before the First Effective Time. At the Second Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the shares of Company Common Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 2.1(b)) that were outstanding immediately before the Second Effective Time.

(f)    Required Withholding. Each of Parent, HoldCo, the Parent Surviving Company, Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from any consideration otherwise payable under this Agreement such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Law. To the extent that any amounts are so deducted and withheld and paid to the appropriate Governmental Authorities, those amounts shall be treated as having been paid to the Person in respect of whom such deduction or withholding was made for all purposes under this Agreement.

(g)    No Liability. None of Parent, HoldCo, Parent Surviving Company, Surviving Company or the Exchange Agent (or any of their respective officers, directors, employees, agents or Affiliates) shall be liable to any holder of Parent Stock Certificates, Company Stock Certificates, Parent Book-Entry Shares or Company Book-Entry Shares for any amount properly paid to a public official under any applicable abandoned property, escheat or similar Law.

(h)    Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Parent Stock Certificates, Company Stock Certificates, Parent Book-Entry Shares or Company Book-Entry Shares one year after the Second Effective Time shall be delivered by the Exchange Agent to HoldCo upon demand. Thereafter, any holder of Parent Stock Certificates, Company Stock Certificates, Parent Book-Entry Shares or Company Book-Entry Shares who has not theretofore complied with this Article II shall look only to HoldCo for, and HoldCo shall remain liable for, payment of the applicable Parent Merger Consideration or Company Merger Consideration pursuant to the terms of this Article II, subject to any applicable abandoned property, escheat or similar Law.

Section 2.3    Treatment of Equity Awards.

(a)    Parent Stock Options. As of a Business Day no earlier than 30 days prior to the First Effective Time, each outstanding Parent Stock Option will become vested in full. Immediately prior to the First Effective Time, each Parent Stock Option that is then outstanding, (A) if the exercise price of such Parent Stock Option is equal to or greater than the Per Share Parent Value, shall terminate and be cancelled as of immediately prior to the First Effective Time, without any consideration being payable in respect thereof, and have no further force or effect; and (B) if the exercise price of such Parent Stock Option is less than the Per Share Parent Value, such Parent Stock Option shall be fully vested and terminate and be cancelled as of immediately prior to the First Effective Time in exchange for the right to receive, in accordance with this Section 2.3(a), the Parent Merger Consideration based on a number of shares determined by dividing (x) the product of the number of shares of Parent Common Stock underlying such Parent Stock Option multiplied by the excess of the Per Share Parent Value over the exercise price of the Parent Stock Option, divided by (y) the Per Share Parent Value, as applicable. Following the First Effective Time, no Parent Stock Option that was outstanding immediately prior to the First Effective Time shall remain outstanding and each former holder of a Parent Stock Option will cease to have any rights with respect thereto, except to receive the consideration (if any) set forth in this Section 2.3(a) in exchange for such Parent Stock Option, as applicable, in accordance with this Section 2.3(a). Notwithstanding any other provision of this Agreement, all Parent Stock Options shall be treated in a manner so as not to result in the incurrence of a penalty tax under Section 409A of the Code. To the extent applicable, transactions with respect to Parent Stock Options shall be subject to the withholding requirements as provided in Section 2.3(f). For purposes of this Agreement, the “Per Share Parent Value” means the volume-weighted average price, rounded to the nearest one-tenth of a cent, of a share of Parent Common Stock on Nasdaq (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties) in respect of the five (5) consecutive trading day period beginning at 9:30 am (New York City time) on the first day of such trading day period and ending at 4:00 pm (New York City time) on the third full trading day prior to the First Effective Time.

(b)    Parent RSU Awards. Immediately prior to the First Effective Time, each Parent RSU Award that is then outstanding shall be fully vested and terminate and be cancelled as of immediately prior to the First Effective Time in exchange for the right to receive the Parent Merger Consideration multiplied by the shares of Parent Common Stock underlying such Parent RSU Award. Following the First Effective Time, no Parent RSU Award that was outstanding immediately prior to the First Effective Time shall remain outstanding and each former holder of any such Parent RSU Award shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 2.3(b) in exchange for such Parent RSU Award in accordance with this Section 2.3(b). Notwithstanding any other provision of this Agreement, all Parent RSU Awards shall be treated in a manner so as not to result in the incurrence of a penalty tax under Section 409A of the Code. To the extent applicable, transactions with respect to Parent RSU Awards shall be subject to the withholding requirements as provided in Section 2.3(f).

(c)    Company RSU Awards. Each Company RSU Award, whether vested or unvested, that is outstanding immediately prior to the Second Effective Time shall, as of the Second Effective Time, automatically and without any action on the part of the holder thereof, be converted into a restricted stock unit award with respect to a number of shares of HoldCo Common Stock (rounded up or down to the nearest whole share) equal to the product obtained by multiplying (i) the total number of shares of Company Common Stock subject to such Company RSU Award immediately prior to the Second Effective Time by (ii) the Exchange Ratio (each, an “Adjusted RSU Award”). Each such Adjusted RSU Award shall continue to have, and shall be subject to, the same terms and conditions (including vesting and settlement terms) as applied to the corresponding Company RSU Award immediately prior to the Second Effective Time. For the avoidance of doubt, with respect to any Company RSU Award that, immediately prior to the Second Effective Time, remains subject to performance vesting based on the achievement of performance metrics, the vesting of such Company RSU Award shall remain subject to the performance vesting terms of the applicable award agreement evidencing such Company RSU Award. Notwithstanding any other provision of this Agreement, all Company RSU Awards shall be treated in a manner so as not to result in the incurrence of a penalty tax under Section 409A of the Code. To the extent applicable, transactions with respect to Company RSU Awards shall be subject to the withholding requirements as provided in Section 2.3(f).

(d)    Residual Shares. Each share of Company Common Stock that remains available for issuance pursuant to the Company Equity Plan as of the Second Effective Time (the “Residual Shares”) shall, in accordance with the Company Equity Plan, be converted at the Second Effective Time into the number of shares of HoldCo Common Stock equal to the product of the number of such Residual Shares and the Exchange Ratio (such shares of HoldCo Common Stock, the “Assumed Shares”).

(e)    Assumed Shares. At the Second Effective Time, HoldCo shall take all actions necessary to assume the Company Equity Plan, with the result that HoldCo may issue the Assumed Shares after the Second Effective Time pursuant to equity awards granted under the Company Equity Plan or any other plan of HoldCo or any of its Affiliates.

(f)    Taxes. Any payments made pursuant to this Section 2.3 shall be paid by HoldCo by check or direct deposit. Such amounts shall be reduced by any income or employment Tax withholding and other payroll and employment contribution obligations required under (i) the Code, (ii) any applicable state, local or foreign Tax Law, and (iii) any other applicable Law. To the extent that any amounts are so withheld and paid to the appropriate Governmental Authorities, those amounts shall be treated as having been paid to the holder of the applicable award, as applicable, for all purposes under this Agreement.

(g)    Company Actions. Prior to the Second Effective Time, the Company shall adopt such resolutions to effectuate the actions contemplated by this Section 2.3, such that (i) all Company RSU Awards and the Residual Shares shall be converted in accordance with this Agreement and (ii) as of the Second Effective Time, each holder of a Company RSU Award shall cease to have any rights with respect to shares of Company Common Stock.

Section 2.4    Dissenting Shares.

(a)    Notwithstanding any provision of this Agreement to the contrary, any shares of Parent Common Stock or Parent Preferred Stock for which the holder thereof (i) has not voted in favor of the First Merger or consented in writing and (ii) has demanded the appraisal of such shares in accordance with, and has complied in all respects with, the MBCA (collectively, the “Dissenting Shares”), shall not be converted into the right to receive the Parent Merger Consideration in accordance with Section 2.1. At the Second Effective Time, (A) all Dissenting Shares shall be canceled and cease to exist and (B) the holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under the MBCA.

(b)    Notwithstanding the provisions of Section 2.4(a), if any holder of Dissenting Shares effectively waives, withdraws or loses such appraisal rights (through failure to perfect such appraisal rights or otherwise), then such holder’s shares (i) shall be deemed no longer to be Dissenting Shares, and (ii) shall be treated as if they had been converted automatically at the Second Effective Time into the right to receive the Company Merger Consideration upon surrender of the Company Stock Certificate or Company Book-Entry Share formerly representing such shares in accordance with Section 2.2.

(c)    Parent shall give the Company (i) notice of any written demands for appraisal of any shares of Parent Common Stock and Parent Preferred Stock, the withdrawals of such demands and any other related instrument served on the Company under the MBCA and (ii) the right to participate in, and at Parent’s election and expense, direct all negotiations and proceedings with respect to such demands for appraisal. The Company shall not (or cause or permit any person on its behalf to) offer to make or make any payment or settle, compromise, or offer to settle or compromise, or otherwise negotiate with respect to any such demands for appraisal without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding sections of the disclosure letter delivered by the Company to the Parent Entities before the execution of this Agreement (the “Company Disclosure Letter”), it being agreed that disclosure of any item in any section of the Company Disclosure Letter (whether or not an explicit cross reference appears) shall be deemed to be disclosure with respect to any other section to which the relevance of such item is reasonably apparent, Company represents and warrants to each Parent Entity that:

Section 3.1    Organization and Power. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the Law of its jurisdiction of organization. The Company has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted. Each of the Company’s Subsidiaries has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted, except where the failure to have such requisite power or authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation, limited liability company or other legal entity and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.2    Organizational Documents. The Company has made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement (collectively, the “Company Organizational Documents”), and (i) the Company Organizational Documents are in full force and effect and (ii) the Company is not in violation of any provision of the Company Organizational Documents.

Section 3.3    Governmental Authorizations. Assuming that the representations and warranties of the Parent Entities contained in Section 4.4 are true and correct, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions do not and will not require any consent, approval or other authorization of, or registration or filing with or notification to any Governmental Authority (collectively, “Governmental Authorizations”), other than:

(a)    the filing of the Second Certificate of Merger with the Secretary of State of the State of Delaware;

(b)    any other filings or reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under the Securities Exchange Act of 1934 (the “Exchange Act”) or state securities Laws or “blue sky” Laws; and

(c)    such other Governmental Authorizations, where the failure to obtain such Governmental Authorizations would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)    the HSR Act and any applicable requirements of other Antitrust Laws.

Section 3.4    Corporate Authorization.

(a)    The Company Board has unanimously (i) approved and declared advisable this Agreement, the Transactions, including the Second Merger, (ii) declared that it is in the best interests of the stockholders of the Company that the Company enter into this Agreement and consummate the Transactions, including the Second Merger, on the terms and subject to the conditions set forth in this Agreement, (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company and (iv) recommended to the stockholders of the Company that they adopt this Agreement. The Company Stockholder Approval is the only vote of the holders of stock of the Company necessary to adopt this Agreement and approve the Transactions. Assuming that the Requisite Company Vote is received, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions, including the Second Merger, have been duly and validly authorized by all necessary corporate action on the part of the Company. Once effective, the approval and adoption of this Agreement and the Mergers and all other transactions contemplated by this Agreement would satisfy the Requisite Company Vote. Each Person that executes the Company Voting Agreement prior to the effectiveness of the Written Consent, is an executive officer, director, affiliate, founder or family member of a founder or holder of at least five (5%) of the voting equity securities of the Company, in each case, within the meaning of the SEC’s Compliance and Disclosure Interpretation 239.13.

(b)    The Company has all necessary corporate power and authority to enter into this Agreement to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 3.5    Non-Contravention. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement do not and will not (a) contravene or conflict with, or result in any violation or breach of, any provision of (i) the Company Organizational Documents or (ii) the comparable organizational or governing documents of any of the Subsidiaries of the Company, (b) contravene or conflict with, or result in any material violation or breach of, any Law applicable to the Company or any of its Subsidiaries or by which any Company Assets are bound, assuming that all Governmental Authorizations described in Section 3.3 have been obtained or made, (c) result in any violation, termination, acceleration of any material obligation, cancellation or breach of, or constitute a default (with or without notice or lapse of time or both) or require any notice or consent under, any Company Material Contracts or Company Real Property Leases to which the Company or any of its Subsidiaries is a party or by which any Company Assets are bound or (d) result in the creation of any Liens (other than Permitted Liens) upon any of the Company Assets, except, in the case of clauses (a)(ii), (b), (c) and (d), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.6    Capitalization.

(a)    As of the date of this Agreement, the Company’s authorized capital stock consists solely of (i) 100,000,000 shares of Company Common Stock and (ii) 20,000,000 shares of Company Preferred Stock. As of the date of this Agreement, (i) 50,000,000 shares of Company Common Stock were issued and outstanding, (ii) 2,000,000 shares of Company Preferred Stock were issued and outstanding, (iii) no Company RSU Awards were issued and outstanding, and (iv) 6,333,333 shares of Company Common Stock were reserved for issuance under the Company Equity Plan.

(b)    Except as set forth in Section 3.6(a), or to the extent expressly permitted under Section 5.1 (including as required by applicable Law), (i) there are no outstanding shares of capital stock of the Company and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities, rights of first refusal, preemptive rights, or other similar rights, agreements or commitments (other than this Agreement) relating to the issuance or acquisition of capital stock to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem, repurchase or otherwise acquire any such shares of capital stock or other equity interests, or (D) provide an amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any of its Subsidiaries or any other Person.

(c)    All outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and are validly issued, fully paid and non-assessable and not subject to any pre-emptive rights.

(d)    Each outstanding share of capital stock or other equity interests of each Subsidiary of the Company is duly authorized, validly issued, fully paid and non-assessable, in each case, to the extent such concepts are applicable to such capital stock or other equity interests, and not subject to any pre-emptive rights.

(e)    Except as set forth in the Company Organizational Documents, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or Company Preferred Stock or capital stock of any Subsidiary of the Company.

(f)    There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries. There are no bonds, debentures, notes or other instruments of indebtedness of the Company or any of its Subsidiaries that entitle the holder of such instruments of indebtedness to vote together with stockholders of the Company on any matters with respect to the Company or any Subsidiary.

(g)    Section 3.6(g) of the Company Disclosure Letter sets forth a true, complete and correct list of all persons who hold Company RSU Awards, indicating, with respect to each such holder, the type of award granted, the number of shares of Company Common Stock subject to such award, date of grant and date of vesting, subject in each case to forfeiture of any Company RSU Awards after the date of this Agreement each in accordance with their terms.

Section 3.7    Subsidiaries.

(a)    Section 3.7 of the Company Disclosure Letter sets forth a complete and accurate list of each Subsidiary of the Company. The Company has made available to Parent organizational documents of each Subsidiary of the Company.

(b)    Each of the Subsidiaries of the Company is wholly owned by the Company, directly or indirectly, free and clear of any Liens (other than Permitted Liens). The Company does not own, directly or indirectly, any capital stock of, or any other securities convertible or exchangeable into or exercisable for capital stock of, any Person other than the Subsidiaries of the Company.

Section 3.8    Financial Statements. Section 3.8 of the Company Disclosure Letter contains true, correct and complete copies of the audited balance sheet of the Company and its Subsidiaries at March 31, 2021 and the related statements of operations, stockholders’ equity and cash flows for the period starting with the Company Incorporation Date and ending on March 31, 2021 (the “Company Audited Financial Statements”). The Company Audited Financial Statements fairly present the financial condition and results of operations of the Company and its Subsidiaries as of the times and for the periods referred to therein and have been prepared in conformity with United States generally accepted accounting principles (“GAAP”). There are no off-balance sheet arrangements to which the Company or any of its Subsidiaries is a party.

Section 3.9    Undisclosed Liabilities. As of the date of this Agreement, except as set forth in Section 3.9 of the Company Disclosure Letter, there are no liabilities or obligations of any kind, whether accrued, contingent, absolute, inchoate or otherwise (collectively, “Liabilities”) of the Company or any of its Subsidiaries that are required to be recorded or reflected on a balance sheet prepared in accordance with GAAP, other than:

(a)    Liabilities reflected or reserved against in the consolidated balance sheet of the Company as of March 31, 2021 (the “Balance Sheet Date”) or the footnotes thereto;

(b)    Liabilities incurred since the Balance Sheet Date in the ordinary course of business (none of which is a Liability for tort, breach of contract or environmental liability);

(c)    Liabilities incurred in connection with the Transactions or as permitted or contemplated expressly by this Agreement;

(d)    Liabilities resulting from, arising out of or otherwise related to COVID-19 (or any strain, mutation or variation thereof, any health condition related thereto and the impact of any associated shutdown, shelter in place or non-essential business order or other similar measures mandated or recommended by any applicable Governmental Authority); and

(e)    Liabilities that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.10    Absence of Certain Changes. Except as otherwise expressly contemplated or required by this Agreement, or as set forth in Section 3.10 of the Company Disclosure Letter, since the Balance Sheet Date to the date of this Agreement, (a) the business of the Company and each of its Subsidiaries has been conducted, in all material respects, in the ordinary course of business, excluding any deviations from the ordinary course of business of the Company and its Subsidiaries or any actions, activities, or conduct of the Company and its Subsidiaries taken in the attempt to mitigate, respond to, or otherwise address the current or anticipated impacts or effects of COVID-19 (or any strain, mutation or variation thereof, any health condition related thereto) on the business of the Company and its Subsidiaries, including compliance with any shelter in place orders and non-essential business orders issued by any Governmental Authority or other similar measure taken to protect the health, safety and welfare of any Person, (b) there has not been any Company Material Adverse Effect and (c) there has not been or occurred any event, condition, action or effect that, if taken during this period, would constitute a breach of Section 5.1.

Section 3.11    Litigation. From the Balance Sheet Date through the date of this Agreement, (a) there are no legal actions, claims, demands, arbitrations, hearings, charges, complaints, sanctions investigations, examinations, indictments, litigations, suits or other civil, criminal, administrative or investigative proceedings before a Governmental Authority (collectively, “Legal Actions”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of its or their assets or properties that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (b) there are no Orders outstanding against the Company or any of its Subsidiaries or any of its or their assets or properties that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.12    Material Contracts.

(a)    Section 3.12 of the Company Disclosure Letter sets forth a list of each of the following Contracts to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party (each, a “Company Material Contract”):

(i)    each Contract (A) not to (or otherwise restricting or limiting the ability of the Company or any of its Subsidiaries to) compete in any line of business or geographic area or (B) to restrict the ability of the Company or any of its Subsidiaries to conduct business in any geographic area;

(ii)    each Contract (other than any Company Benefit Plan) providing for or resulting in payments by the Company or any of its Subsidiaries that exceeded $250,000 since the Company Incorporation Date;

(iii)    all Contracts granting to any Person an option or a first refusal, first offer or similar preferential right to purchase or acquire any material Company Assets;

(iv)    all material Contracts for the granting or receiving of a license, sublicense or franchise or under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment;

(v)    all partnership, joint venture or other similar agreements or arrangements;

(vi)    any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $1,000,000;

(vii)    any agreement for the disposition or acquisition by the Company or any of its Subsidiaries, with material obligations of the Company or any of its Subsidiaries (other than confidentiality obligations) remaining to be performed or material liabilities of the Company or any of its Subsidiaries continuing after the date of this Agreement, of any material business or any material amount of assets other than in the ordinary course of business;

(viii)   an agreement with a (A) the top 10 customers of the Company and its Subsidiaries, taken as a whole, as applicable, and (B) the top 10 suppliers of the Company and its Subsidiaries, taken as a whole, as applicable (in each case measured by aggregate obligations paid or agreed to since the Company’s inception);

(ix)    any agreement restricting or limiting the payment of dividends or the making of distributions to stockholders, including intercompany dividends or distributions other than such restrictions or limitations that are required by applicable Law;

(x)     any Contract for the development of Intellectual Property, other than those entered into in the ordinary course of business with Company employees and contractors on the Company’s standard form for such Contracts; and

(xi)    to the extent not set forth in Section 3.12(a) of the Company Disclosure Letter pursuant to another subsection of this Section 3.12(a), all material agreements with any Governmental Authority.

(b)    A true and complete copy of each Company Material Contract (including any amendments thereto) entered into prior to the date of this Agreement has been made available to Parent prior to the date of this Agreement. Each Company Material Contract is a valid and binding agreement of the Company or its applicable Subsidiary, except where the failure to be valid and binding would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company or such Subsidiary nor, to the Knowledge of the Company, any other party thereto, is in breach of or default under any such Company Material Contract, (ii) as of the date of this Agreement, there are no material disputes with respect to any such Company Material Contract and (iii) as of the date of this Agreement, no party under any Company Material Contract has given written notice of its intent to terminate or otherwise seek a material amendment to such Company Material Contract.

Section 3.13    Benefit Plans.

(a)    Section 3.13(a) of the Company Disclosure Letter lists all material Company Benefit Plans. For purposes of this Agreement a “Company Benefit Plan” is, whether or not written, (i) any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) any compensation, stock purchase, stock option, equity or equity-based compensation, severance, employment, consulting, change-of-control, bonus, incentive, deferred compensation and other employee benefit plan, agreement, program or policy, whether or not subject to ERISA, (iii) any plan, agreement, program or policy providing vacation benefits, insurance (including any self-insured arrangements), medical, dental, vision or prescription benefits, disability or sick leave benefits, life insurance, employee assistance program, workers’ compensation, supplemental unemployment benefits and post-employment or retirement benefits (including compensation, pension or insurance benefits) or (iv) any loan to or for the benefit of an officer of the Company or any of its Subsidiaries, in each case (A) under which any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries has any right to benefits or (B) which are maintained, sponsored or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries makes or is required to make contributions or with respect to which the Company or any of its Subsidiaries has any material Liability.

(b)    With respect to each Company Benefit Plan, if applicable, the Company has made available to Parent true and complete copies of (i) the plan document and any amendments thereto (and for any unwritten plan, a summary of the material terms), (ii) the most recent summary plan description, (iii) the most recent annual report on Form 5500 (including all schedules) and tax return on Form 990, (iv) the most recent annual audited financial statements and opinion, (v) if the Company Benefit Plan is intended to qualify under Section 401(a) of the Code, the most recent determination letter received from the Internal Revenue Service (the “IRS”) and (vi) any related trust or funding agreements or insurance policies.

(c)    Neither the Company, nor any of its Subsidiaries nor any of their respective ERISA Affiliates maintains, sponsors, administers or contributes to (or is required to sponsor, maintain, administer or contribute to), or has within the preceding six years maintained, sponsored or contributed to, or has any Liability under or with respect to, (i) any employee benefit plan subject to Section 412 or Section 430 of the Code or Title IV of ERISA, (ii) any multiemployer plan (as defined in Section 3(37) of ERISA, or (iii) any multiple employer plan (within the meaning of Section 210 of ERISA or Section 413(c) of the Code) or that is or has been subject to Section 4063 or 4064 of ERISA. Neither the Company nor any of its Subsidiaries has any Liability as a result of any time being considered a single employer with any other Person under Section 414 of the Code.

(d)    Each Company Benefit Plan is in compliance in all material respects with all applicable requirements of ERISA, the Code and other applicable Laws and has been administered in all material respects in accordance with its terms and such Laws. With respect to each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code (i) a favorable determination or opinion letter has been issued by the IRS with respect to such qualification, (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code and (iii) no event has occurred since the date of such qualification or exemption that would reasonably be expected to adversely affect such qualification or exemption.

(e)    Neither the Company nor any of its Subsidiaries has any current or projected Liability with respect to, and no Company Benefit Plan provides, health, medical, life insurance or death benefits to current or former employees or other individual service providers of the Company or any of its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by COBRA or Section 4980B of the Code, or any similar state group health plan continuation Law, the cost of which is fully paid by such current or former employees or other individual service providers or their dependents.

(f)    The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or in combination with another event) (i) result in any payment from the Company or any of its Subsidiaries becoming due, or increase the amount of any compensation due, to any current or former employee, director or independent contractor of the Company or any of its Subsidiaries, (ii) increase any benefits otherwise payable under any Company Benefit Plan, (iii) result in the acceleration of the time of payment, vesting of any compensation or benefits or forgiveness of indebtedness with respect to any current or former employee, director or independent contractor of the Company or any of its Subsidiaries, (iv) result in any funding, through a grantor trust or otherwise, of any compensation or benefits to any current or former employee, director or independent contractor of the Company or any of its Subsidiaries under any Company Benefit Plan or (v) cause any amount to fail to be deductible by reason of Section 280G of the Code or be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(g)    Each Company Benefit Plan is in compliance in all material respects with Section 409A of the Code. No person is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any Tax (including taxes imposed under Section 4999 or 409A of the Code)).

(h)    There are no pending, or, to the Knowledge of the Company, threatened, material claims, investigations, audits or litigation against or involving any Company Benefit Plan, other than ordinary claims for benefits by participants and beneficiaries.

Section 3.14    Labor Relations.

(a)    (i) No employee of the Company or any of its Subsidiaries is represented by a union and, to the Knowledge of the Company, no union organizing efforts are currently being conducted, (ii) neither the Company nor any of its Subsidiaries is a party to, and is not currently negotiating any entry into, any collective bargaining agreement or other labor Contract, and (iii) no strike, picket, work stoppage, work slowdown or other organized labor dispute exists in respect of the Company or any of its Subsidiaries.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or its Subsidiaries, each of the Company and its Subsidiaries is, and has been since the Company Incorporation Date, in compliance in all respects with all federal, state, local and foreign Laws regarding labor, employment and employment practices, including but not limited to all Laws relating to: (i) the hiring, promotion, assignment and termination of employees (including but not limited to timing and usage of employment applications, drug testing and pre-employment testing); (ii) discrimination; (iii) harassment; (iv) retaliation; (v) equal employment opportunities; (vi) disability; (vii) labor relations; (viii) wages and hours; (ix) the Fair Labor Standards Act of 1938 and applicable state and local wage and hour Laws (collectively, “FLSA”); (x) hours of work; (xi) payment of wages (including but not limited to the timing of payments, recordkeeping and reporting of wages to employees); (xii) immigration; (xiii) workers’ compensation; (xiv) employee benefits; (xv) background and credit checks; (xvi) working conditions; (xvii) occupational safety and health; (xviii) family and medical leave; (xix) classification of employees; (xx) unfair competition/noncompetition; (xxi) any bargaining or other obligations under the National Labor Relations Act; and (xxii) COVID-19.

(c)    Neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Law within the last six months that remains unsatisfied.

(d)    Since the Company Incorporation Date, (i) no allegations of sexual harassment, other sexual misconduct or race discrimination have been made against any employee with the title of vice president or above (or equivalent title based on role, responsibility or pay grade) of the Company or any of its Subsidiaries through the Company’s anonymous employee hotline or any formal human resources communication channels at the Company or any of its Subsidiaries, and (ii) there are no claims, suits, actions or other legal proceeding against the Company or any of its Subsidiaries or, to the Company’s Knowledge, investigations pending or threatened related to any allegations of sexual harassment, other sexual misconduct or race discrimination by any employee with the title of vice president or above (or equivalent title based on role, responsibility or pay grade) of the Company or any of its Subsidiaries. Since the Company Incorporation Date, neither the Company nor any of its Subsidiaries has entered into any settlement agreements related to allegations of sexual harassment, other sexual misconduct or race discrimination by any employee with the title of vice president or above (or equivalent title based on role, responsibility or pay grade) of the Company or any of its Subsidiaries.

(e)    There are no pending or, to the Company’s Knowledge, threatened claims, suits, actions or other legal proceeding against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employees or other individual service providers of the Company or any of its Subsidiaries, any current or former leased employee, intern, volunteer or “temp” of the Company or any of its Subsidiaries, or any person alleging to be a current or former employee, or any group or class of the foregoing, or any Governmental Authority, alleging: (i) violation of any labor or employment Laws; (ii) breach of any collective bargaining agreement; (iii) breach of any express or implied contract of employment; (iv) wrongful termination of employment; or (v) any other discriminatory, wrongful or tortious conduct in connection with any employment relationship, including before the Equal Employment Opportunity Commission.

(f)    Since the Company Incorporation Date, all individuals who perform or have performed services for the Company or any of its Subsidiaries have been properly classified under applicable Law in all material respects (i) as employees or individual independent contractors and (ii) for employees, as an “exempt” employee or a “non-exempt” employee (within the meaning of the FLSA and state Law), and no such individual has been improperly included or excluded from any Company Benefit Plan, and neither the Company nor any of its Subsidiaries has notice of any pending or, to the Company’s Knowledge, threatened inquiry or audit from any Governmental Authority concerning any such classifications.

Section 3.15    Taxes.

(a)    (i) All income and other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account all applicable extensions), and all such Tax Returns are true, complete and correct in all material respects, (ii) the Company and its Subsidiaries have fully and timely paid (or have had paid on their behalf) all material Taxes due and payable (whether or not shown to be due on any Tax Return) and have made adequate provision in accordance with GAAP for all material Taxes not yet due and payable in the most recent financial statements of the Company and its Subsidiaries, and (iii) the Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the withholding and payment over to the appropriate Governmental Authority of all Taxes required to be withheld by the Company and its Subsidiaries.

(b)    (i) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, any material Taxes due from the Company or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending, (ii) no audit is pending or threatened in writing with respect to any material Taxes due from or with respect to the Company or any of its Subsidiaries, (iii) no claim in writing has been made by any Governmental Authority in a jurisdiction where the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c)    There are no Liens for Taxes upon the assets or properties of the Company or any of its Subsidiaries, except for Permitted Liens.

(d)    Neither the Company nor any of its Subsidiaries has participated in any listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Tax law).

(e)    The Company has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code.

(f)    Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than any of the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee, successor, by Contract (other than pursuant to any ordinary course Contract, the principal purpose of which does not relate to Taxes) or otherwise.

(g)    Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting adopted prior to the Closing for a taxable period ending on or prior to the Closing Date, (ii) any intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state or local income Tax law), (iii) any installment sale or open transaction disposition made prior to the Closing, (iv) any item of deferred revenue, (v) any election under Section 965 of the Code, (vi) any prepaid amounts received prior to the Closing Date, or (vii) any agreement entered into with any Governmental Authority with respect to Taxes.

Section 3.16    Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a)    The Company and its Subsidiaries comply and have complied with all applicable Environmental Laws.

(b)    The Company and its Subsidiaries possess all Permits required under Environmental Laws necessary for their respective operations as currently conducted, and are in compliance with such Permits, which are, and through the Closing Date shall remain, in full force and effect.

(c)    Neither the Company nor any Subsidiary has received any notice or request for information from any Governmental Authority or other third party related to any actual or alleged liability under Environmental Law, including any investigatory, remedial or corrective obligations or otherwise pertaining to Hazardous Substances.

(d)    To the Knowledge of the Company, no condition exists on any property owned or operated by the Company and its Subsidiaries or any other location which has given rise to, or would reasonably be expected to give rise to, any Liability relating to environmental or Hazardous Substances matters or Environmental Laws.

(e)    To the Knowledge of the Company, the transaction contemplated in this Agreement does not require notice to, or approval from, any Governmental Authority under any Environmental Law.

Section 3.17    Intellectual Property.

(a)    Each of the Company and its Subsidiaries owns, is licensed to use, pursuant to valid, enforceable and binding Contracts, or otherwise has the right to use all Intellectual Property used, held for use or necessary for the operation of the business of the Company and its Subsidiaries (collectively, the “Company Intellectual Property”) free and clear of all Liens (other than Permitted Liens), except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Section 3.17(a) of the Company Disclosure Letter sets forth a true and complete list of the following which are owned or purported to be owned by the Company or any of its Subsidiaries: (a) patents and patent applications, (b) registered trademarks and applications therefor, (c) registered copyrights and applications therefor, and (iv) domain name registrations ((i) - (iv), the “Registered IP”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement do not and will not encumber, impair or extinguish any of the Company Intellectual Property.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) none of the Company Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries (“Company Owned Intellectual Property”) (A) has been adjudged invalid or unenforceable in whole or in part, or (B) is the subject of any cancellation or reexamination proceeding or any other proceeding challenging its ownership, use, registrability, validity and enforceability, and (ii) to the Knowledge of the Company, all Registered IP is subsisting, in full force and effect, and, to the Knowledge of the Company, valid and enforceable, and all renewal fees and other maintenance fees have been paid. There exist no material contractual restrictions on the disclosure, use, license or transfer of any Company Owned Intellectual Property.

(c)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the conduct of the business of the Company and its Subsidiaries does not infringe upon, misappropriate or otherwise violate, and has not, since the Company Incorporation Date infringed upon, misappropriated, or otherwise violated, the Intellectual Property rights of any third party and (ii) No Legal Action is pending, asserted in writing, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that the conduct of the business of the Company or its Subsidiaries infringes upon, misappropriates or otherwise violates the Intellectual Property rights of any third party. To the Knowledge of the Company, no Person is infringing upon, misappropriating or otherwise violating, or has, since the Company Incorporation Date, infringed upon, misappropriated, or otherwise violated, any Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

(d)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain and protect the confidentiality of all Company Intellectual Property that is material to the business of the Company and its Subsidiaries and the value of which is contingent upon maintaining the confidentiality thereof. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the Company Owned Intellectual Property that is material to the business of the Company and its Subsidiaries and the value of which is contingent upon maintaining the confidentiality thereof, has been disclosed other than to third parties that are bound by customary, written confidentiality agreements entered into in the ordinary course of business consistent with past practice and that are, to the Knowledge of the Company, valid and enforceable.

(e)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all Persons who have contributed, developed or conceived any Company Owned Intellectual Property have done so pursuant to a valid and enforceable Contract (subject to enforceability exceptions for bankruptcy and insolvency and subject to principles of equity) that protects the confidential information of the Company and its Subsidiaries and assigns to the Company (or one of its Subsidiaries, as applicable) exclusive ownership of the Person’s contribution, development or conception, other than Intellectual Property excluded by law or non-assignable moral rights.

(f)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have sufficient rights to use all software, including middleware, databases, and systems, information technology equipment, and associated documentation used or held for use in connection with the operation of the business of the Company and its Subsidiaries (the “IT Assets”), (ii) in each case, the IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and are sufficient or configurable to effectively perform all operations necessary for the current operation of the business of the Company and its Subsidiaries, and all IT Assets are owned or licensed under valid licenses and operated by and are under the control of the Company and its Subsidiaries, (iii) the IT Assets have not materially malfunctioned or failed since the Company Incorporation Date, to the Knowledge of the Company, do not contain any viruses, bugs, faults or other devices or effects that (A) enable or assist any Person to access without authorization or disable or erase the IT Assets, or (B) otherwise materially adversely affect the functionality of the IT Assets, (iv) the Company and its Subsidiaries have taken commercially reasonable steps to provide for the remote-site back-up of data and information critical to the conduct of the business of the Company and its Subsidiaries and have in place commercially reasonable disaster recovery and business continuity plans, procedures and facilities, (v) no Person has gained unauthorized access to any IT Assets since the Company Incorporation Date, (vi) the Company and its Subsidiaries have maintained, continue to maintain, and caused their vendors to maintain, safeguards, security measures and procedures against the unauthorized access, disclosure, destruction, loss, or alteration of customer data or information (including any personal or device-specific information) in its possession or control that comply with any applicable contractual and legal requirements and meet industry standards, and (vii) the Company and its Subsidiaries have in place with the third-party owners and operators of all data centers which provide services related to the business of the Company and its Subsidiaries written agreements that ensure that such third parties adhere to and are in compliance with commercially reasonable standards and requirements.

Section 3.18    Real Property; Personal Property.

(a)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have good and marketable title to, or have a valid and enforceable right to use or a valid and enforceable leasehold interest in, all real property (including all buildings, fixtures and other improvements thereto) used by the business of the Company and its Subsidiaries (the “Company Real Property”) and (ii) the ownership of or leasehold interest in any Company Real Property is not subject to any Lien (except in all cases for Permitted Liens). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has leased, subleased, licensed, sublicensed or otherwise granted to any Person the right to use or occupy any Company Real Property or any portion thereof, other than the right of Parent pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase any Company Real Property or any portion thereof or interest therein, and except for this Agreement, neither the Company nor any of its Subsidiaries is a party to any Contract to sell, transfer, or encumber any Company Real Property.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the material leases, subleases and other agreements under which the Company or any of its Subsidiaries use or occupy or have the right to use or occupy, now or in the future, any material real property (the “Company Real Property Leases”) is valid and binding (except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles), and no termination event or condition or uncured default on the part of the Company or its Subsidiaries exists under any Company Real Property Lease.

(c)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in, all Company Assets and (ii) none of the Company’s or any of its Subsidiaries’ ownership of or leasehold interest in any such Company Assets is subject to any Liens (except in all cases for Permitted Liens).

Section 3.19    Permits; Compliance with Law.

(a)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, easements, variances, exceptions, consents, certificates, approvals, waivers, notices, and other permits of any Governmental Authority (“Permits”) necessary for each of the Company and its Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective business as it is now being conducted (collectively, the “Company Permits”). All such Company Permits are in full force and effect in all material respects and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, has been threatened in writing against the Company or any of its Subsidiaries.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries has at all times since the Company Incorporation Date been in compliance in all material respects with (i) all Laws applicable to the Company or such Subsidiary or by which any of the Company Assets is bound and (ii) all Laws applicable to, and the terms and conditions of, any Company Permits.

Section 3.20    Regulatory Matters.

(a)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries currently conduct, and have at all times since the Company Incorporation Date, conducted their respective business in compliance with all Laws applicable to their respective operations, activities or services and any Orders to which they are a party or are subject, including any settlement agreements or corporate integrity agreements, (ii) except for routine matters arising in the ordinary course of business, none of the Company or any of its Subsidiaries has received any written notice, citation, suspension, revocation, limitation, warning, or request for repayment or refund issued by a Governmental Authority which alleges or asserts that the Company or any of its Subsidiaries has violated any Laws or which requires or seeks to adjust, modify or alter the Company’s or any of its Subsidiary’s operations, activities, services or financial condition that has not been fully and finally resolved to the Governmental Authority’s satisfaction without further liability to the Company and its Subsidiaries and (iii) there are no restrictions imposed by any Governmental Authority upon the Company’s or any of its Subsidiaries’ business, activities or services which would restrict or prevent the Company or any of its Subsidiaries from operating as it currently operates.

(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, Company and each of its Subsidiaries, and to the Knowledge of the Company, all of their respective directors, officers, agents and employees, are in compliance with, to the extent applicable, all Laws.

Section 3.21    Takeover Statutes. The Company Board has taken all necessary action to ensure that the restrictions on business combinations contained in Section 203 of the DGCL will not apply to this Agreement, the Transactions, including by approving this Agreement, the Second Merger and the other Transactions. There is no shareholder rights plan, “poison pill” anti-takeover plan or other similar plan, device or arrangement to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any capital stock of the Company or any of its Subsidiaries.

Section 3.22    Transactions with Affiliates. There are no transactions, arrangements or Contracts between the Company or any Subsidiary of the Company, on the one hand, and any stockholder, officer, director, or Affiliate (other than the Company and its Subsidiaries) of the Company, on the other hand, other than employment relationships, equity arrangements and compensation, benefits, travel advances and employee loans in the ordinary course of business.

Section 3.23    Insurance. The Company and its Subsidiaries are covered by valid and currently effective insurance policies and all premiums payable under such policies have been duly paid to date. As of the date of this Agreement, none of the Company or any of its Subsidiaries have received any written notice of default or cancellation of any such policy. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by or on behalf of the Company or any of its Subsidiaries (“Insurance Policies”) provide adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, except for any such failures to maintain Insurance Policies that, individually or in the aggregate, are not reasonably be expected to have a Company Material Adverse Effect.

Section 3.24    Brokers. No broker, finder, adviser or investment banker is entitled to any brokerage, success, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT ENTITIES

Except as (i) set forth in the corresponding sections of the disclosure letter delivered by the Parent Entities to the Company before the execution of this Agreement (the “Parent Disclosure Letter”), it being agreed that disclosure of any item in any section of the Parent Disclosure Letter (whether or not an explicit cross reference appears) shall be deemed to be disclosure with respect to any other section to which the relevance of such item is reasonably apparent on its face or (ii) disclosed in any of the Parent SEC Reports (excluding all disclosures in any “Risk Factors,” “Disclosure Regarding Forward Looking Statements” or “Quantitative and Qualitative Disclosures about Market Risk” sections to the extent such disclosures are prospective or forward-looking); provided, that nothing disclosed in the Parent SEC Reports shall be deemed to be a qualification of, or modification to, the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.5, Section 4.6, Section 4.11(b), Section 4.25 and Section 4.26, the Parent Entities, jointly and severally, represent and warrant to the Company that:

Section 4.1    Organization and Power. Each of the Parent Entities and their respective Subsidiaries is duly organized, validly existing and in good standing under the Law of its jurisdiction of organization. Each Parent Entity has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted. Each of the Subsidiaries of the Parent Entities has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted, except where the failure to have such requisite power or authority would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Each of the Parent Entities and their respective Subsidiaries is duly qualified to do business as a foreign corporation, limited liability company or other legal entity and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.2    Organizational Documents. Each Parent Entity has made available to the Company true and complete copies of the certificate of incorporation and bylaws of the Parent Entities as in effect on the date of this Agreement (collectively, the “Parent Organizational Documents”).

Section 4.3    Governmental Authorizations. Assuming that the representations and warranties of the Company contained in Section 3.4 are true and correct, the execution, delivery and performance of this Agreement by each Parent Entity and the consummation by each of the Parent Entities of the Transactions do not and will not require any Governmental Authorizations, other than:

(a)    the filing of the First Certificate of Merger with the Secretary of State of the State of Minnesota;

(b)    the filing with the Securities and Exchange Commission (the “SEC”) of a registration statement on Form S-4 (together with all amendments and supplements thereto, the “Parent Registration Statement”);

(c)    any other filings or reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under the Exchange Act or state securities Laws or “blue sky” Laws;

(d)    compliance with Nasdaq rules and regulations; and

(e)    such other Governmental Authorizations, where the failure to obtain such Governmental Authorizations would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4    Corporate Authorization. Each Parent Entity has all necessary corporate power and authority to enter into this Agreement and, subject to the receipt of the Requisite Parent Vote, to consummate the Transactions. The Parent Board has unanimously (a) approved and declared advisable this Agreement, the Transactions, including the First Merger, (b) declared that it is in the best interests of the shareholders of Parent that Parent enter into this Agreement and consummate the Transactions, including the First Merger on the terms and subject to the conditions set forth in this Agreement, (c) directed that the adoption of this Agreement be submitted to a vote at a meeting of the shareholders of Parent, and (d) recommended to the shareholders of Parent that they adopt this Agreement. Assuming that the Requisite Parent Vote is received, the execution, delivery and performance of this Agreement by each Parent Entity and the consummation by each Parent Entity of the Transactions have been duly and validly authorized by all necessary corporate action on the part of each Parent Entity. This Agreement constitutes a legal, valid and binding agreement of each Parent Entity enforceable against each Parent Entity in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 4.5    Non-Contravention. The execution, delivery and performance of this Agreement by each Parent Entity and the consummation of the Transactions do not and will not (a) contravene or conflict with, or result in any violation or breach of, any provision of (i) the Parent Organizational Documents or (ii) the comparable organizational or governing documents of any of the Subsidiaries of the Parent Entities, (b) contravene or conflict with, or result in any material violation or breach of, any Law applicable to any of the Parent Entities or any of their respective Subsidiaries or by which any Parent Assets are bound, assuming that all Governmental Authorizations described in Section 4.3 have been obtained or made, (c) result in any violation, termination, acceleration of any material obligation, cancellation or breach of, or constitute a default (with or without notice or lapse of time or both) or require any notice or consent under, any Parent Material Contracts or Parent Real Property Leases to which the Parent Entities or any of their respective Subsidiaries is a party or by which any Parent Assets are bound or (d) result in the creation of any Liens (other than Permitted Liens) upon any of the Parent Assets, except, in the case of clauses (a)(ii), (b), (c) and (d), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.6    Capitalization.

(a)    As of the date of this Agreement, Parent’s authorized capital stock consists solely of (i) 4,750,000 shares of Parent Common Stock and (ii) 250,000 shares of Parent Preferred Stock. As of the date of this Agreement, (i) 1,977,854 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Preferred Stock were issued and outstanding, (iii) 90,850 Parent RSU Awards were issued and outstanding, (iv) 25,000 Parent Stock Options to purchase shares of Parent Common Stock at a weighted average per share exercise price of $8.46 were outstanding and (v) 1,557 shares of Parent Common Stock were reserved for issuance under the Parent Equity Plans. As of the date of this Agreement, HoldCo’s authorized capital stock consisted solely of 1,000 shares, of which 1,000 shares were issued and outstanding. As of the date of this Agreement, Merger Sub I’s authorized capital stock consisted solely of 1,000 shares of common stock, par value $0.01 per share, of which 1,000 shares were issued and outstanding. As of the date of this Agreement, Merger Sub II’s authorized capital stock consisted solely of 1,000 shares of common stock, par value $0.01 per share, of which 1,000 shares were issued and outstanding.

(b)    Except as set forth in Section 4.6(a), or to the extent expressly permitted under Section 5.2 (including as required by applicable Law), (i) there are no outstanding shares of capital stock of any Parent Entity (subject to any exercise of Parent Stock Options after the date of this Agreement each in accordance with their terms) and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities, rights of first refusal, preemptive rights, or other similar rights, agreements or commitments (other than this Agreement) relating to the issuance or acquisition of capital stock to which any of the Parent Entities or any of their respective Subsidiaries is a party obligating the Parent Entities or any of their respective Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of any of the Parent Entities or any of their respective Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem, repurchase or otherwise acquire any such shares of capital stock or other equity interests, or (D) provide an amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in Parent or any of its Subsidiaries or any other Person.

(c)    All outstanding shares of Parent Common Stock have been duly authorized and are validly issued, fully paid and non-assessable and not subject to any pre-emptive rights.

(d)    Each outstanding share of capital stock or other equity interests of each Subsidiary of the Parent Entities is duly authorized, validly issued, fully paid and non-assessable, in each case, to the extent such concepts are applicable to such capital stock or other equity interests, and not subject to any pre-emptive rights.

(e)    Except as set forth in this Section 4.6, there are no outstanding contractual obligations of the Parent Entities or any of their respective Subsidiaries to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or capital stock of any Subsidiary of Parent.

(f)    There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Parent Entities or any of their respective Subsidiaries is a party with respect to the voting of any shares of capital stock of any of the Parent Entities or any of their respective Subsidiaries. There are no bonds, debentures, notes or other instruments of indebtedness of the Parent Entities or any of their respective Subsidiaries that entitle the holder of such instruments of indebtedness to vote together with shareholders of the Parent Entities on any matters with respect to the Parent Entities or any of their respective Subsidiaries.

(g)    Section 4.6(g) of the Parent Disclosure Letter sets forth a true, complete and correct list of all persons who hold Parent Stock Options or Parent RSU Awards, indicating, with respect to each such holder, the type of award granted, the number of shares of Parent Common Stock subject to such award, the exercise price of each Parent Stock Option, date of grant and date of vesting, subject in each case to any exercise of Parent Stock Options or forfeiture of any Parent Stock Options or Parent RSU Awards after the date of this Agreement each in accordance with their terms.

Section 4.7    Subsidiaries.

(a)    Section 4.7(a) of the Parent Disclosure Letter sets forth a complete and accurate list of each Subsidiary of the Parent Entities. Parent has made available to the Company organizational documents of each Subsidiary of the Parent Entities.

(b)    Each of the Subsidiaries of the Parent Entities is wholly owned by Parent, directly or indirectly, free and clear of any Liens (other than Permitted Liens). Parent does not own, directly or indirectly, any capital stock of, or any other securities convertible or exchangeable into or exercisable for capital stock of, any Person other than the Subsidiaries of Parent.

Section 4.8    SEC Filings and the Sarbanes-Oxley Act.

(a)    Since December 31, 2018, Parent has filed with or furnished to the SEC (subject to extensions pursuant to Exchange Act Rule 12b-25) each report, statement, schedule, form, certification or other document (including exhibits and all other information incorporated therein) or filing required by applicable Law to be filed with or furnished by Parent to the SEC (the documents referred to in this Section 4.8(a), as they may have been supplemented, modified or amended since the initial filing date and together with all exhibits thereto and information incorporated by reference therein, the “Parent SEC Reports”). No Subsidiary of Parent is required to file or furnish any report, statement, schedule, form, registration statement, proxy statement, certification or other document with, or make any other filing with, or furnish any other material to, the SEC.

(b)    As of its filing date (or, if amended, supplemented, modified or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Parent SEC Report complied, and each such Parent SEC Report filed subsequent to the date of this Agreement and prior to the First Effective Time will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder applicable to each such Parent SEC Report.

(c)    As of its filing date (or, if amended, supplemented, modified or superseded by another filing prior to the date of this Agreement, on the date of such filing), each Parent SEC Report filed on or prior to the date hereof did not, and each such Parent SEC Report filed subsequent to the date of this Agreement and prior to the First Effective Time will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each Parent SEC Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement, amendment or supplement became effective, did not, and each such Parent SEC Report filed subsequent to the date of this Agreement and prior to the First Effective Time, as of the date such registration statement, amendment or supplement becomes effective, will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(d)    As of the date of this Agreement, (i) there are no outstanding or unresolved comments in comment letters received by Parent from the SEC with respect to the Parent SEC Reports and (ii) to Parent’s Knowledge, none of the Parent SEC Reports is the subject of any ongoing review by the SEC.

(e)    Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Parent Entities and their respective Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)).

(f)    With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q (and any amendments to such Form 10-K or 10-Q) included in the Parent SEC Reports, the chief executive officer and chief financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC (including certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act), and (i) the statements contained in any such certifications were complete and correct and (ii) such certifications complied with the applicable provisions of the Sarbanes-Oxley Act, in each case, in all material respects as of their respective dates. As of the date of this Agreement, Parent has not received written notice from the SEC challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the Parent SEC Reports filed prior to the date of this Agreement. Parent is in compliance in all material respects with all current listing and corporate governance requirements of NASDAQ and is in compliance in all material respects with all applicable provisions, rules, regulations and requirements of the Sarbanes-Oxley Act.

Section 4.9    Financial Statements; Internal Controls.

(a)    The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent and its consolidated Subsidiaries included in the Parent SEC Reports:

(i)    complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC;

(ii)    were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes to those financial statements); and

(iii)    fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and the absence of notes). Parent maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed and reasonably effective to ensure that all information (both financial and non-financial) relating to the Parent Entities and their respective Subsidiaries required to be disclosed in Parent’s periodic reports under the Exchange Act is made known to the Parent’s principal executive officer and its principal financial officer by others within the Parent Entities or any of their respective Subsidiaries, and such disclosure controls and procedures are effective in timely alerting the Parent’s principal executive officer and its principal financial officer to such information required to be included in the Parent’s periodic reports required under the Exchange Act. Parent maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) reasonably designed (i) to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied, (B) that transactions are executed only in accordance with the authorization of management, and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s properties or assets that could have a material effect on the financial statements and (ii) such that all material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of SOX. From January 1, 2018 until the date of this Agreement, Parent has disclosed, based on the most recent evaluation of its principal executive officer and its principal financial officer prior to the date of this Agreement, to Parent’s auditors and the audit committee of the Parent Board and made available to the Company prior to the date of this Agreement (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect Parent’s or any of its Subsidiaries’ ability to record, process, summarize and report financial information in any material respect and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Parent internal controls, in each case, if any. From January 1, 2018 until the date of this Agreement, to the Knowledge of Parent, neither Parent nor any of its Subsidiaries has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or its Subsidiaries or their respective internal accounting controls.

(b)    There are no off-balance sheet arrangements to which the Parent Entities or any of their respective Subsidiaries is a party of any type required to be disclosed in the Parent SEC Reports pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act that have not been so described in the Parent SEC Reports.

Section 4.10    Undisclosed Liabilities. As of the date of this Agreement, except as set forth in Section 4.10 of the Parent Disclosure Letter, there are no Liabilities of the Parent Entities or any of their respective Subsidiaries that are required to be recorded or reflected on a balance sheet prepared in accordance with GAAP, other than:

(a)    Liabilities reflected or reserved against in the consolidated balance sheet of Parent and its consolidated Subsidiaries as of the Balance Sheet Date or the footnotes thereto set forth in the Parent SEC Reports;

(b)    Liabilities incurred since the Balance Sheet Date in the ordinary course of business (none of which is a Liability for tort, breach of contract or environmental liability);

(c)    Liabilities incurred in connection with the Transactions or as permitted or contemplated expressly by this Agreement;

(d)    Liabilities resulting from, arising out of or otherwise related to COVID-19 (or any strain, mutation or variation thereof, any health condition related thereto and the impact of any associated shutdown, shelter in place or non-essential business order or other similar measures mandated or recommended by any applicable Governmental Authority); and

(e)    Liabilities that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.11    Absence of Certain Changes. Except as otherwise expressly contemplated or required by this Agreement, or as set forth in Section 4.11 of the Parent Disclosure Letter, since the Balance Sheet Date to the date of this Agreement, (a) the business of Parent and each of its Subsidiaries has been conducted, in all material respects, in the ordinary course of business, excluding any deviations from the ordinary course of business of the Parent Entities and their respective Subsidiaries or any actions, activities, or conduct of the Parent Entities and their respective Subsidiaries taken in the attempt to mitigate, respond to, or otherwise address the current or anticipated impacts or effects of COVID-19 (or any strain, mutation or variation thereof, any health condition related thereto) on the business of the Parent Entities and their respective Subsidiaries, including compliance with any shelter in place orders and non-essential business orders issued by any Governmental Authority or other similar measure taken to protect the health, safety and welfare of any Person, (b) there has not been any Parent Material Adverse Effect and (c) there has not been or occurred any event, condition, action or effect that, if taken during this period, would constitute a breach of Section 5.2.

Section 4.12    Litigation. From the Balance Sheet Date through the date of this Agreement, (a) there are no Legal Actions pending or, to the Knowledge of Parent, threatened against the Parent Entities or any of their respective Subsidiaries or any of their assets or properties that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect and (b) there are no Orders outstanding against the Parent Entities or any of their respective Subsidiaries or any of their assets or properties that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.13    Material Contracts.

(a)    Section 4.13 of the Parent Disclosure Letter sets forth a list of each of the following Contracts to which, as of the date of this Agreement, the Parent Entities or any of their respective Subsidiaries is a party (each, a “Parent Material Contract”):

(i)    any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC as determined as of the date of this Agreement, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to Parent);

(ii)    each Contract (A) not to (or otherwise restricting or limiting the ability of the Parent Entities or any of their respective Subsidiaries to) compete in any line of business or geographic area or (B) to restrict the ability of the Parent Entities or any of their respective Subsidiaries to conduct business in any geographic area;

(iii)    each Contract (other than any Parent Benefit Plan) providing for or resulting in payments by the Parent Entities or any of their respective Subsidiaries that exceeded $250,000 in the calendar year ended December 31, 2020;

(iv)    all Contracts granting to any Person an option or a first refusal, first offer or similar preferential right to purchase or acquire any material Parent Assets;

(v)     all material Contracts for the granting or receiving of a license, sublicense or franchise (in each case, including any such Contracts relating to any Intellectual Property) or under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment;

(vi)    all partnership, joint venture or other similar agreements or arrangements;

(vii)    any agreement with any director, officer or shareholder of Parent or any Subsidiary that is required to be described under Item 404 of Regulation S-K of the SEC in the Parent SEC Reports;

(viii)   any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $1,000,000;

(ix)    any agreement for the disposition or acquisition by the Parent Entities or any of their respective Subsidiaries, with material obligations of the Parent Entities or any of their respective Subsidiaries (other than confidentiality obligations) remaining to be performed or material liabilities of the Parent Entities or any of their respective Subsidiaries continuing after the date of this Agreement, of any material business or any material amount of assets other than in the ordinary course of business;

(x)     any agreement restricting or limiting the payment of dividends or the making of distributions to shareholders, including intercompany dividends or distributions other than such restrictions or limitations that are required by applicable Law;

(xi)    any Contract in which any Parent Entity or any of their respective Subsidiaries has licensed any Parent Owned Intellectual Property to any other Person or has licensed any other Person’s Intellectual Property rights, other than non-exclusive licenses (x) entered into in the ordinary course of business with aggregate payments of less than $200,000 or (y) for commercially available shrink wrap or off the shelf software;

(xii)    any Contract for the development of Intellectual Property, other than those entered into in the ordinary course of business with Parent employees and contractors on the Parent’s standard form for such Contracts; and

(xiii)   to the extent not set forth in Section 4.13(a) of the Parent Disclosure Letter pursuant to another subsection of this Section 4.13(a), all material agreements with any Governmental Authority.

(b)    A true and complete copy of each Parent Material Contract (including any amendments thereto) entered into prior to the date of this Agreement has been filed as an exhibit (by reference or otherwise) to the Parent Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on March 3, 2021 or disclosed by Parent in a subsequent Parent SEC Report or made available to the Company prior to the date of this Agreement. Each Parent Material Contract is a valid and binding agreement of Parent or its applicable Subsidiary, except where the failure to be valid and binding would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) neither Parent or such Subsidiary nor, to the Knowledge of Parent, any other party thereto, is in breach of or default under any such Parent Material Contract, (ii) as of the date of this Agreement, there are no material disputes with respect to any such Parent Material Contract and (iii) as of the date of this Agreement, no party under any Parent Material Contract has given written notice of its intent to terminate or otherwise seek a material amendment to such Parent Material Contract.

Section 4.14    Benefit Plans.

(a)    Section 4.14(a) of the Parent Disclosure Letter lists all material Parent Benefit Plans. For purposes of this Agreement a “Parent Benefit Plan” is, whether or not written, (i) any “employee benefit plan” within the meaning of Section 3(3) of ERISA, (ii) any compensation, stock purchase, stock option, equity or equity-based compensation, severance, employment, consulting, change-of-control, bonus, incentive, deferred compensation and other employee benefit plan, agreement, program or policy, whether or not subject to ERISA, (iii) any plan, agreement, program or policy providing vacation benefits, insurance (including any self-insured arrangements), medical, dental, vision or prescription benefits, disability or sick leave benefits, life insurance, employee assistance program, workers’ compensation, supplemental unemployment benefits and post-employment or retirement benefits (including compensation, pension or insurance benefits) or (iv) any loan to or for the benefit of an officer of any Parent Entity or any of its Subsidiaries, in each case (A) under which any current or former director, officer, employee or independent contractor of Parent or any of its Subsidiaries has any right to benefits or (B) which are maintained, sponsored or contributed to by any Parent Entity or any of its Subsidiaries or to which any Parent Entity or any of its Subsidiaries makes or is required to make contributions or with respect to which any Parent Entity or any of its Subsidiaries has any material Liability.

(b)    With respect to each Parent Benefit Plan, if applicable, Parent has made available to Parent true and complete copies of (i) the plan document and any amendments thereto and for any unwritten plan, a summary of the material terms), (ii) the most recent summary plan description, (iii) the most recent annual report on Form 5500 (including all schedules) and tax return on Form 990, (iv) the most recent annual audited financial statements and opinion, (v) if the Parent Benefit Plan is intended to qualify under Section 401(a) of the Code, the most recent determination letter received from the IRS and (vi) any related trust or funding agreements or insurance policies.

(c)    Neither Parent, nor any of its Subsidiaries nor any of their respective ERISA Affiliates maintains, sponsors, administers or contributes to (or is required to sponsor, maintain, administer or contribute to), or has within the preceding six years maintained, sponsored or contributed to, or has any Liability under or with respect to, (i) any employee benefit plan subject to Section 412 or Section 430 of the Code or Title IV of ERISA, (ii) any multiemployer plan (as defined in Section 3(37) of ERISA, or (iii) any multiple employer plan (within the meaning of Section 210 of ERISA or Section 413(c) of the Code) or that is or has been subject to Section 4063 or 4064 of ERISA. Neither Parent nor any of its Subsidiaries has any Liability as a result of any time being considered a single employer with any other Person under Section 414 of the Code.

(d)    Each Parent Benefit Plan is in compliance in all material respects with all applicable requirements of ERISA, the Code and other applicable Laws and has been administered in all material respects in accordance with its terms and such Laws. With respect to each Parent Benefit Plan that is intended to qualify under Section 401(a) of the Code (i) a favorable determination or opinion letter has been issued by the IRS with respect to such qualification, (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code and (iii) no event has occurred since the date of such qualification or exemption that would reasonably be expected to adversely affect such qualification or exemption.

(e)    Neither Parent nor any of its Subsidiaries has any current or projected Liability with respect to, and no Parent Benefit Plan provides, health, medical, life insurance or death benefits to current or former employees or other individual service providers of any Parent Entity or any of its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by COBRA or Section 4980B of the Code, or any similar state group health plan continuation Law, the cost of which is fully paid by such current or former employees or other individual service providers or their dependents.

(f)    The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or in combination with another event) (i) result in any payment from any Parent Entity or any of its Subsidiaries becoming due, or increase the amount of any compensation due, to any current or former employee, director or independent contractor of any Parent Entity or any of its Subsidiaries, (ii) increase any benefits otherwise payable under any Parent Benefit Plan, (iii) result in the acceleration of the time of payment, vesting of any compensation or benefits or forgiveness of indebtedness with respect to any current or former employee, director or independent contractor of any Parent Entity or any of its Subsidiaries, (iv) result in any funding, through a grantor trust or otherwise, of any compensation or benefits to any current or former employee, director or independent contractor of any Parent Entity or any of its Subsidiaries under any Parent Benefit Plan or (v) cause any amount to fail to be deductible by reason of Section 280G of the Code or be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(g)    Each Parent Benefit Plan is in compliance in all material respects with Section 409A of the Code. No person is entitled to any gross-up, make-whole or other additional payment from any Parent Entity or any of its Subsidiaries in respect of any Tax (including taxes imposed under Section 4999 or 409A of the Code)).

(h)    There are no pending, or, to the Knowledge of Parent, threatened, material claims, investigations, audits or litigation against or involving any Parent Benefit Plan, other than ordinary claims for benefits by participants and beneficiaries.

Section 4.15    Labor Relations.

(a)    (i) No employee of any Parent Entity or any of its Subsidiaries is represented by a union and, to the Knowledge of Parent, no union organizing efforts are currently being conducted, (ii) neither any Parent Entity nor any of its respective Subsidiaries is a party to, and is not currently negotiating any entry into, any collective bargaining agreement or other labor Contract, and (iii) no strike, picket, work stoppage, work slowdown or other organized labor dispute exists in respect of any Parent Entity or any of its respective Subsidiaries.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to be material to Parent or its Subsidiaries, each of the Parent Entities and their respective Subsidiaries is, and has been since January 1, 2018, in compliance in all respects with all federal, state, local and foreign Laws regarding labor, employment and employment practices, including but not limited to all Laws relating to: (i) the hiring, promotion, assignment and termination of employees (including but not limited to timing and usage of employment applications, drug testing and pre-employment testing); (ii) discrimination; (iii) harassment; (iv) retaliation; (v) equal employment opportunities; (vi) disability; (vii) labor relations; (viii) wages and hours; (ix) the FLSA; (x) hours of work; (xi) payment of wages (including but not limited to the timing of payments, recordkeeping and reporting of wages to employees); (xii) immigration; (xiii) workers’ compensation; (xiv) employee benefits; (xv) background and credit checks; (xvi) working conditions; (xvii) occupational safety and health; (xviii) family and medical leave; (xix) classification of employees; (xx) unfair competition/noncompetition; (xxi) any bargaining or other obligations under the National Labor Relations Act; and (xxii) COVID-19.

(c)    Neither Parent nor any of its Subsidiaries has incurred any liability or obligation under the WARN Act or any similar state or local Law within the last six months that remains unsatisfied.

(d)    Since January 1, 2018, (i) no allegations of sexual harassment, other sexual misconduct or race discrimination have been made against any employee with the title of vice president or above (or equivalent title based on role, responsibility or pay grade) of any Parent Entity or any of its Subsidiaries through Parent’s anonymous employee hotline or any formal human resources communication channels at any Parent Entity or any of its Subsidiaries, and (ii) there are no claims, suits, actions or other legal proceeding against any Parent Entity or any of its Subsidiaries or, to Parent’s Knowledge, investigations pending or threatened related to any allegations of sexual harassment, other sexual misconduct or race discrimination by any employee with the title of vice president or above (or equivalent title based on role, responsibility or pay grade) of any Parent Entity or any of its Subsidiaries. Since January 1, 2018, neither Parent nor any of its Subsidiaries has entered into any settlement agreements related to allegations of sexual harassment, other sexual misconduct or race discrimination by any employee with the title of vice president or above (or equivalent title based on role, responsibility or pay grade) of any Parent Entity or any of its Subsidiaries.

(e)    There are no pending or, to Parent’s Knowledge, threatened claims, suits, actions or other legal proceeding against any Parent Entity or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employees or other individual service providers of any Parent Entity or any of its Subsidiaries, any current or former leased employee, intern, volunteer or “temp” of any Parent Entity or any of its Subsidiaries, or any person alleging to be a current or former employee, or any group or class of the foregoing, or any Governmental Authority, alleging: (i) violation of any labor or employment Laws; (ii) breach of any collective bargaining agreement; (iii) breach of any express or implied contract of employment; (iv) wrongful termination of employment; or (v) any other discriminatory, wrongful or tortious conduct in connection with any employment relationship, including before the Equal Employment Opportunity Commission.

(f)    Since January 1, 2018, all individuals who perform or have performed services for any Parent Entity or any of its Subsidiaries have been properly classified under applicable Law in all material respects (i) as employees or individual independent contractors and (ii) for employees, as an “exempt” employee or a “non-exempt” employee (within the meaning of the FLSA and state Law), and no such individual has been improperly included or excluded from any Parent Benefit Plan, and neither Parent nor any of its Subsidiaries has notice of any pending or, to Parent’s Knowledge, threatened inquiry or audit from any Governmental Authority concerning any such classifications.

Section 4.16    Taxes.

(a)    (i) All income and other material Tax Returns required to be filed by or with respect to the Parent Entities and their respective Subsidiaries have been timely filed (taking into account all applicable extensions), and all such Tax Returns are true, complete and correct in all material respects, (ii) the Parent Entities and their respective Subsidiaries have fully and timely paid (or have had paid on their behalf) all material Taxes due and payable (whether or not shown to be due on any Tax Return) and have made adequate provision in accordance with GAAP for all material Taxes not yet due and payable in the most recent financial statements contained in the Parent SEC Reports, and (iii) the Parent Entities and their respective Subsidiaries have complied in all material respects with all applicable Laws relating to the withholding and payment over to the appropriate Governmental Authority of all Taxes required to be withheld by the Company and its Subsidiaries.

(b)    (i) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, any material Taxes due from the Parent Entities and their respective Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending, (ii) no audit is pending or threatened in writing with respect to any material Taxes due from or with respect to the Parent Entities and their respective Subsidiaries, (iii) no claim in writing has been made by any Governmental Authority in a jurisdiction where the Parent Entities and their respective Subsidiaries do not file Tax Returns that it is or may be subject to taxation by that jurisdiction, and (iv) all material deficiencies for Taxes asserted or assessed in writing against the Parent Entities or any of their respective Subsidiaries have been fully and timely paid or properly reflected under GAAP in the most recent financial statements contained in the Parent SEC Reports.

(c)    There are no Liens for Taxes upon the assets or properties of the Parent Entities and their respective Subsidiaries, except for Permitted Liens.

(d)    Neither the Parent Entities nor their respective Subsidiaries has participated in any listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Tax law).

(e)    The Parent has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code.

(f)    Neither the Parent Entities and their respective Subsidiaries has any liability for the Taxes of any Person (other than any of the Parent Entities and their respective Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee, successor, by Contract (other than pursuant to any ordinary course Contract, the principal purpose of which does not relate to Taxes) or otherwise.

(g)    Neither the Parent Entities nor their respective Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting adopted prior to the Closing for a taxable period ending on or prior to the Closing Date, (ii) any intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state or local income Tax law), (iii) any installment sale or open transaction disposition made prior to the Closing, (iv) any item of deferred revenue, (v) any election under Section 965 of the Code, (vi) any prepaid amounts received prior to the Closing Date, or (vii) any agreement entered into with any Governmental Authority with respect to Taxes.

Section 4.17    Environmental Matters

(a)    . Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a)    Parent and its Subsidiaries comply and have complied with all applicable Environmental Laws;

(b)    Parent and its Subsidiaries possess all Permits required under Environmental Laws necessary for their respective operations as currently conducted, and are in compliance with such Permits, which are, and through the Closing Date shall remain, in full force and effect;

(c)    Neither Parent nor any Subsidiary has received any notice or request for information from any Governmental Authority or other third party related to any actual or alleged liability under Environmental Law, including any investigatory, remedial or corrective obligations or otherwise pertaining to Hazardous Substances;

(d)    To the Knowledge of Parent, no condition exists on any property owned or operated by Parent and its Subsidiaries or any other location which has given rise to, or would reasonably be expected to give rise to, any Liability relating to environmental or Hazardous Substances matters or Environmental Laws; and

(e)    To the Knowledge of Parent, the transaction contemplated in this Agreement does not require notice to, or approval from, any Governmental Authority under any Environmental Law.

Section 4.18    Intellectual Property.

(a)    Each of the Parent Entities and their respective Subsidiaries owns, is licensed to use, pursuant to valid, enforceable and binding Contracts, or otherwise has the right to use all Intellectual Property used, held for use or necessary for the operation of the business of the Parent Entities and their respective Subsidiaries (collectively, the “Parent Intellectual Property”) free and clear of all Liens (other than Permitted Liens), except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Section 3.17(a) of the Parent Disclosure Letter sets forth a true and complete list of the following which are owned or purported to be owned by any Parent Entity or any of its Subsidiaries: (a) patents and patent applications, (b) registered trademarks and applications therefor, (c) registered copyrights and applications therefor, and (iv) domain name registrations ((i) - (iv), the “Parent Registered IP”). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the execution, delivery and performance of this Agreement by the Parent Entities and the consummation by Parent Entities of the transactions contemplated by this Agreement do not and will not encumber, impair or extinguish any of the Parent Intellectual Property.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none (i) of the Parent Intellectual Property owned or purported to be owned by any Parent Entity or any of its Subsidiaries (“Parent Owned Intellectual Property”) (A) has been adjudged invalid or unenforceable in whole or in part, or (B) is the subject of any cancellation or reexamination proceeding or any other proceeding challenging its ownership, use, registrability, validity and enforceability, and (ii) to the Knowledge of Parent, all Registered IP is subsisting, in full force and effect, and, to the Knowledge of Parent, valid and enforceable, and all renewal fees and other maintenance fees have been paid. There exist no material contractual restrictions on the disclosure, use, license or transfer of any Parent Owned Intellectual Property.

(c)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the conduct of the business the Parent Entities and their respective Subsidiaries does not infringe upon, misappropriate or otherwise violate, and has not, since January 1, 2018 infringed upon, misappropriated, or otherwise violated, the Intellectual Property rights of any third party and (ii) no Legal Action is pending, asserted in writing, or to the Knowledge of Parent, threatened against any Parent Entity or any of its Subsidiaries that the conduct of the business of any Parent Entity or any of its Subsidiaries infringes upon, misappropriates or otherwise violates the Intellectual Property rights of any third party and (ii) to the Knowledge of Parent, no Person is infringing upon, misappropriating or otherwise violating, or has, since January 1, 2018, infringed upon, misappropriated, or otherwise violated, any Intellectual Property owned by any Parent Entity or any of its Subsidiaries.

(d)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Parent Entities and their respective Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain and protect the confidentiality of all Parent Intellectual Property that is material to the business of the Parent Entities and their respective Subsidiaries and the value of which is contingent upon maintaining the confidentiality thereof. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Parent Owned Intellectual Property that is material to the business of the Parent Entities and their respective Subsidiaries and the value of which is contingent upon maintaining the confidentiality thereof, has been disclosed other than to third parties that are bound by customary, written confidentiality agreements entered into in the ordinary course of business consistent with past practice and that are valid and enforceable.

(e)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all Persons who have contributed, developed or conceived any Parent Owned Intellectual Property have done so pursuant to a valid and enforceable Contract (subject to enforceability exceptions for bankruptcy and insolvency and subject to principles of equity) that protects the confidential information of the Parent Entities and their respective Subsidiaries and assigns to Parent (or one of its Subsidiaries, as applicable) exclusive ownership of the Person’s contribution, development or conception, other than Intellectual Property excluded by law or non-assignable moral rights.

(f)    Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) Parent and its Subsidiaries have sufficient rights to use all software, including middleware, databases, and systems, information technology equipment, and associated documentation used or held for use in connection with the operation of the business of Parent and its Subsidiaries (the “IT Assets”), (ii) in each case, the IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and are sufficient or configurable to effectively perform all operations necessary for the current operation of the business of Parent and its Subsidiaries, and all IT Assets are owned or licensed under valid licenses and operated by and are under the control of the Company and its Subsidiaries, (iii) the IT Assets have not materially malfunctioned or failed in the past three years, to the Knowledge of Parent, do not contain any viruses, bugs, faults or other devices or effects that (A) enable or assist any Person to access without authorization or disable or erase the IT Assets, or (B) otherwise materially adversely affect the functionality of the IT Assets, (iv) Parent and its Subsidiaries have taken commercially reasonable steps to provide for the remote-site back-up of data and information critical to the conduct of the business of Parent and its Subsidiaries and have in place commercially reasonable disaster recovery and business continuity plans, procedures and facilities, (v) no Person has gained unauthorized access to any IT Assets in the past three years, (vi) Parent and its Subsidiaries have maintained, continue to maintain, and caused their vendors to maintain, safeguards, security measures and procedures against the unauthorized access, disclosure, destruction, loss, or alteration of customer data or information (including any personal or device-specific information) in its possession or control that comply with any applicable contractual and legal requirements and meet industry standards, and (vii) Parent and its Subsidiaries have in place with the third-party owners and operators of all data centers which provide services related to the business of Parent and its Subsidiaries written agreements that ensure that such third parties adhere to and are in compliance with commercially reasonable standards and requirements.

Section 4.19    Real Property; Personal Property.

(a)    Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) the Parent Entities and their respective Subsidiaries have good and marketable title to, or have a valid and enforceable right to use or a valid and enforceable leasehold interest in, all real property (including all buildings, fixtures and other improvements thereto) used by the business of the Parent Entities and their respective Subsidiaries (the “Parent Real Property”) and (ii) the ownership of or leasehold interest in any Parent Real Property is not subject to any Lien (except in all cases for Permitted Liens). Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries has leased, subleased, licensed, sublicensed or otherwise granted to any Person the right to use or occupy any Parent Real Property or any portion thereof, other than the right of the Company pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase any Parent Real Property or any portion thereof or interest therein, and except for this Agreement, neither the Company nor any of its Subsidiaries is a party to any Contract to sell, transfer, or encumber any Parent Real Property.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, each of the material leases, subleases and other agreements under which the Company or any of its Subsidiaries use or occupy or have the right to use or occupy, now or in the future, any material real property (the “Parent Real Property Leases”) is valid and binding (except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles), and no termination event or condition or uncured default on the part of the Company or its Subsidiaries exists under any Parent Real Property Lease.

(c)    Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) the Parent Entities and their respective Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in, all Parent Assets and (ii) none of Parent’s or any of its Subsidiaries’ ownership of or leasehold interest in any such Parent Assets is subject to any Liens (except in all cases for Permitted Liens).

Section 4.20    Permits; Compliance with Law.

(a)    Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, each of the Parent Entities and their respective Subsidiaries is in possession of all material Permits necessary for each of the Parent Entities and their respective Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective business as it is now being conducted (collectively, the “Parent Permits”). All such Parent Permits are in full force and effect in all material respects and no suspension or cancellation of any of the Parent Permits is pending or, to the Knowledge of Parent, has been threatened in writing against any Parent Entity or any of its Subsidiaries.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, each of the Parent Entities and their respective Subsidiaries has at all times since January 1, 2018 been in compliance in all material respects with (i) all Laws applicable to Parent or such Subsidiary or by which any of the Parent Assets is bound and (ii) all Laws applicable to, and the terms and conditions of, any Parent Permits.

Section 4.21    Regulatory Matters.

(a)    Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) the Parent Entities and their respective Subsidiaries currently conduct, and have at all times since January 1, 2018, conducted their respective business in compliance with all Laws applicable to their respective operations, activities or services and any Orders to which they are a party or are subject, including any settlement agreements or corporate integrity agreements, (ii) except for routine matters arising in the ordinary course of business, none of any Parent Entity or any of its Subsidiaries has received any written notice, citation, suspension, revocation, limitation, warning, or request for repayment or refund issued by a Governmental Authority which alleges or asserts that any Parent Entity or any of its Subsidiaries has violated any Laws or which requires or seeks to adjust, modify or alter Parent’s or any of its Subsidiary’s operations, activities, services or financial condition that has not been fully and finally resolved to the Governmental Authority’s satisfaction without further liability to the Parent Entities and their respective Subsidiaries and (iii) there are no restrictions imposed by any Governmental Authority upon Parent’s or any of its Subsidiaries’ business, activities or services which would restrict or prevent any Parent Entity or any of its Subsidiaries from operating as it currently operates.

(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries, and to the Knowledge of Parent, all of their respective directors, officers, agents and employees, are in compliance with, and the Parent and each of its Subsidiaries have compliance programs including policies and procedures reasonably designed to cause the Parent Entities and their respective Subsidiaries and their respective directors, officers, agents and employees to be in compliance with, to the extent applicable, all Laws.

Section 4.22    Takeover Statutes. The Parent Board has taken all necessary action to ensure that the restrictions on business combinations and takeover offers that are set forth in Section 302A.673 and Subd. 1 of Section 302A.675 of the MBCA, respectively, and any other similar Law applicable to Parent will not apply to this Agreement, the Transactions, including by approving this Agreement, the First Merger and the other Transactions. There is no shareholder rights plan, “poison pill” anti-takeover plan or other similar plan, device or arrangement to which Parent or any of its Subsidiaries is a party or by which it or they are bound with respect to any capital stock of Parent or any of its Subsidiaries.

Section 4.23    Transactions with Affiliates. Except as disclosed in the Parent SEC Reports, since December 31, 2020 through the date hereof, no event has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K.

Section 4.24    Insurance. The Parent Entities and their respective Subsidiaries are covered by valid and currently effective insurance policies and all premiums payable under such policies have been duly paid to date. As of the date of this Agreement, none of the Parent Entities or any of its Subsidiaries have received any written notice of default or cancellation of any such policy. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by or on behalf of any Parent Entity or any of its Subsidiaries (“Parent Insurance Policies”) provide adequate coverage for all normal risks incident to the business of the Parent Entities and their respective Subsidiaries and their respective properties and assets, except for any such failures to maintain Parent Insurance Policies that, individually or in the aggregate, are not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.25    Opinion of Financial Advisor. Northland Securities, Inc. (the “Parent Financial Advisor”) has delivered to the Parent Board an opinion to the effect that, as of the date of such opinion, and based on and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Parent Merger Consideration to be paid to holders of Parent Common Stock (other than, as applicable, the Company, HoldCo, Merger Sub I, Merger Sub II and their respective affiliates) is fair, from a financial point of view, to such holders. A copy of the written opinion will be provided to the Company, solely for informational purposes, following receipt thereof by the Parent Board (it being understood and agreed that such written opinion may not be relied upon by the Company or its affiliates).

Section 4.26    Brokers. Except for the Parent Financial Advisor, no broker, finder, adviser or investment banker is entitled to any brokerage, success, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any Parent Entity or any of its Subsidiaries.

ARTICLE V
COVENANTS

Section 5.1    Conduct of Business of the Company. From and after the date of this Agreement and prior to the First Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Article VII, except as expressly contemplated by this Agreement, as set forth in Section 5.1 of the Company Disclosure Letter or as required by Law, without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed, the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to (x) conduct its operations only in the ordinary course of business (it being acknowledged and agreed that, for purposes of this Agreement, any action taken by the Company or its Subsidiary or any actions, inactions, activities or conduct of Company or any of its Subsidiaries necessary (in its sole discretion), whether or not in the ordinary course of business, to mitigate, respond to or otherwise address the current or anticipated effects or impact of COVID-19 (or any strain, mutation or variation thereof, any health condition related thereto) (including suspending some or all operations of or related to their respective businesses and related activities, including complying with any shelter in place and non-essential business orders by any Governmental Authority or taking other similar measures to protect the health, safety and welfare of any Person (any such action, inaction, activity or conduct, a “Company Response Action”), that would otherwise be in breach of this Section 5.1, shall be deemed not to be a breach of this Section 5.1) and (y) maintain and preserve intact its business organization, to retain the services of its current officers and employees (it being understood that no increases in any compensation, including any incentive, retention or similar compensation shall be required in respect thereof except to the extent such increase is required in the ordinary course of business and is permitted by this Section 5.1) and to preserve the good will of its material customers, suppliers, agents, employees and other Persons with whom it has material business relationships. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, as set forth in Section 5.1 of the Company Disclosure Letter or required by applicable Law, from and after the date of this Agreement and prior to the First Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Article VII, the Company shall not, and shall not permit any of its Subsidiaries to, take any of the following actions, without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed:

(a)    Organizational Documents. Amend any of the Company Organizational Documents or any of the comparable organizational documents of any of the Company’s Subsidiaries (including partnership agreements and limited liability company agreements), provided, however, prior to the First Effective Time, the Company shall be permitted to amend its certificate of incorporation to effectuate the Company Name Change;

(b)    Dividends. Make, declare or pay any dividend or distribution on any shares of its capital stock or enter into any agreement restricting or limiting the ability of the Surviving Company or any of its Subsidiaries to make any payment of dividends or to make any distributions to its stockholders, other than (i) dividends and distributions by wholly owned Subsidiaries of the Company in the ordinary course of business and (ii) such restrictions or limitations required by applicable Law;

(c)    Capital Stock. (i) Adjust, split, combine or reclassify its capital stock, (ii) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock, (iii) issue, deliver or sell to any Continuing Company Employee any additional shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock or such securities (other than pursuant to the vesting or settlement of Company RSU Awards outstanding as of the date of this Agreement and grants of Company RSU Awards under the Company Equity Plan in the Company’s sole discretion) or (iv) enter into any Contract with respect to the sale, voting, registration or repurchase of its capital stock;

(d)    Indebtedness; Guarantees. Incur, assume or guarantee any indebtedness for borrowed money in excess of $200,000, other than pursuant to any indebtedness instrument outstanding as of the date of this Agreement and made available to Parent or in connection with interest rate hedges on terms in the ordinary course of business consistent with past practice;

(e)    Tax. File any material amended Tax Return, settle any material Tax claim or assessment, surrender in writing any right to claim a material refund of Taxes, consent to (or request) any extensions or waiver of the limitation period applicable to any material Tax claim or assessment, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. law) or any voluntary disclosure agreement with any Governmental Authority, in each case, with respect to a material amount of Taxes.

(f)    Accounting. Materially change its accounting policies or procedures or any of its methods of reporting income, deductions or other items for material accounting purposes or revalue any of its material assets other than as required by changes in GAAP or applicable Law after the date hereof.

(g)    Dispositions. Sell, lease, license, transfer, pledge, encumber, grant or dispose of any Parent Assets, including any Intellectual Property rights and the capital stock of Subsidiaries of Parent, that are material to the Parent Entities and their respective Subsidiaries, taken as a whole other than (A) in connection with products or services offered or provided in the ordinary course of business, (B) the disposition of used, obsolete or excess equipment in the ordinary course of business or (C) expirations of Registered IP in accordance with the applicable statutory term, grants of non-exclusive licenses of Parent Owned Intellectual Property, or dispositions of non-material Company Owned Intellectual Property, in each case in the ordinary course of business;

(h)    Legal Actions. Commence, initiate, waive, release, assign, settle or compromise any Legal Action, or enter into any settlement agreement or other understanding or agreement with any Governmental Authority (other than in the case of this clause, entry into commercial agreements not relating to a dispute with such Governmental Authority in the ordinary course of business), relating to the Company or any of its Subsidiaries, other than any such waiver, release, assignment, settlement or compromise with a Person that is not a Governmental Authority that is limited only to the payment of money or other form of value that, collectively in respect of such waiver, release, assignment, settlement or compromise, is not in excess of $2,000,000 individually or $2,000,000 in the aggregate;

(i)    Affiliate Transactions. Enter into or amend any arrangement or Contract with any Affiliate, director, officer or stockholder of the Company that would reasonably be expected to materially delay or prevent the consummation of the Transactions;

(j)    Inhibiting Transactions. Take any action that would reasonably be expected to result in any of the conditions to the Transactions set forth in Article VI of this Agreement not being satisfied or satisfaction of those conditions being materially delayed; or

(k)    Related Actions. Agree in writing or otherwise enter into a binding agreement to do any of the foregoing.

Section 5.2    Conduct of Business of Parent. From and after the date of this Agreement and prior to the First Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Article VII, except as expressly contemplated by this Agreement, as set forth in Section 5.2 of the Parent Disclosure Letter or as required by Law, without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed, Parent shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to (x) conduct its operations only in the ordinary course of business (it being acknowledged and agreed that, for purposes of this Agreement, any action taken by Parent or its Subsidiary or any actions, inactions, activities or conduct of Parent or any of its Subsidiaries necessary (in its sole discretion), whether or not in the ordinary course of business, to mitigate, respond to or otherwise address the current or anticipated effects or impact of COVID-19 (or any strain, mutation or variation thereof, any health condition related thereto) (including suspending some or all operations of or related to their respective businesses and related activities, including complying with any shelter in place and non-essential business orders by any Governmental Authority or taking other similar measures to protect the health, safety and welfare of any Person (any such action, inaction, activity or conduct, a “Parent Response Action”), that would otherwise be in breach of this Section 5.2, shall be deemed not to be a breach of this Section 5.2) and (y) maintain and preserve intact its business organization, to retain the services of its current officers and employees (it being understood that no material increases in any compensation, including any incentive, retention or similar compensation shall be required in respect thereof except to the extent such increase is required in the ordinary course of business and is permitted by this Section 5.2) and to preserve the good will of its customers, suppliers, agents, employees and other Persons with whom it has material business relationships. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, as set forth in Section 5.2 of the Parent Disclosure Letter or required by applicable Law, from and after the date of this Agreement and prior to the First Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Article VII, Parent shall not, and shall not permit any of its Subsidiaries to, take any of the following actions, without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed:

(a)    Organizational Documents. Amend any of the Parent Organizational Documents or any of the comparable organizational documents of any of Parent’s Subsidiaries (including partnership agreements and limited liability company agreements);

(b)    Dividends. Make, declare or pay any dividend or distribution on any shares of its capital stock or enter into any agreement restricting or limiting the ability of the Parent Surviving Company or any of its Subsidiaries to make any payment of dividends or to make any distributions to its shareholders, other than (i) dividends and distributions by wholly owned Subsidiaries of the Company in the ordinary course of business and (ii) such restrictions or limitations required by applicable Law;

(c)    Capital Stock. (i) Adjust, split, combine or reclassify its capital stock, (ii) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock, (iii) issue, deliver or sell to any Continuing Parent Employee any additional shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock or such securities (other than pursuant to (A) the exercise of Parent Stock Options, and (B) the vesting or settlement of Parent RSU Awards, in each case outstanding as of the date of this Agreement and in accordance with their terms) or (iv) enter into any Contract with respect to the sale, voting, registration or repurchase of its capital stock;

(d)    Compensation and Benefits. (i)  Materially increase the compensation or benefits payable or to become payable to any current or former employee or any directors or officers, (ii) grant any severance or termination pay to any Continuing Parent Employee or any directors or officers other than as mandated by contract or pursuant to Parent’s policies, in either case as in effect prior to the date of this Agreement, (iii) renew or enter into or amend any new employment or severance agreement with any Continuing Parent Employee or any directors or officers, (iv) establish, adopt, enter into, materially amend or terminate any Parent Benefit Plan or any employee benefit plan, agreement, policy or program that, if in effect on the date of this Agreement, would be a Parent Benefit Plan, (v) enter into any collective bargaining agreement or other agreement with any labor organization, works council, trade union, labor association or other employee representative, (vi) implement any facility closings or employee layoffs that do not comply with the WARN Act or implement any employee layoffs or reductions in force in violation of the WARN Act or (vii) take any action to accelerate the vesting, payment, or funding of any compensation or benefits to any current or former employee or any directors or officers, except, in each case, (A) to the extent required by applicable Law, this Agreement or any Parent Benefit Plan in effect on the date of this Agreement that has been made available to the Company as of the date hereof; or (B) other than in respect of clause (vii) immediately above, to comply with Section 409A of the Code and guidance applicable thereunder;

(f)    Acquisitions. Acquire, by merger, consolidation, acquisition of equity interests or assets, or otherwise, any business, any material assets or properties, or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof;

(g)    Dispositions. Sell, lease, license, transfer, pledge, encumber, grant or dispose of any Parent Assets, including any Intellectual Property rights, the capital stock of Subsidiaries of Parent, that are material to the Parent Entities and their respective Subsidiaries, taken as a whole other than (A) in connection with products or services offered or provided in the ordinary course of business, (B) the disposition of used, obsolete or excess equipment in the ordinary course of business or (C) expirations of Registered IP in accordance with the applicable statutory term, grants of non-exclusive licenses of Parent Owned Intellectual Property, or dispositions of non-material Company Owned Intellectual Property, in each case in the ordinary course of business.

(h)    Contracts. (i) Enter into any Contract which if in effect as of the date of this Agreement would be a Parent Material Contract or Parent Real Property Lease, other than in the ordinary course of business (unless such Contract would otherwise be prohibited under another subsection of this Section 5.2), (ii) enter into any Contract that would limit or otherwise restrict Parent or any of its Subsidiaries or any of their successors, or that would, after the First Effective Time, limit or otherwise restrict HoldCo or any of its Subsidiaries or any of their successors, in each case from engaging or competing in any line of business or in any geographic area in any material respect or (iii) terminate, cancel or request any material change in or waive any material rights under any Parent Material Contract or Parent Real Property Lease other than the expiration of any Parent Material Contract or Parent Real Property Lease in accordance with its terms in the ordinary course of business (unless such action would otherwise be prohibited under another subsection of this Section 5.2), or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any Third Parties;

(i)    Indebtedness; Guarantees. Incur, assume or guarantee any indebtedness for borrowed money, other than pursuant to any indebtedness instrument outstanding as of the date of this Agreement and made available to the Company;

(j)    Loans. (i) Make any loans, advances or capital contributions to (other than business advances in the ordinary course of business), or investments in, any other Person (including any of its executive officers, directors, employees, agents or consultants), other than (A) by Parent or a wholly-owned Subsidiary of Parent to, or in, Parent or any of its wholly-owned Subsidiaries or (B) make any material change in its existing borrowing or lending arrangements for or on behalf of such Persons;

(k)    Tax. Make or change or rescind any material Tax election, file any material amended Tax Return, change or adopt any material method of Tax accounting, settle any material Tax claim or assessment, surrender any right to claim a material refund of Taxes, consent to (or request) any extensions or waiver of the limitation period applicable to any material Tax claim or assessment, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. law) or any voluntary disclosure agreement with any Governmental Authority, in each case, with respect to a material amount of Taxes, incur any Taxes outside of the ordinary course of business;

(l)    Accounting. Materially change its accounting policies or procedures or any of its methods of reporting income, deductions or other items for material accounting purposes or revalue any of its material assets other than as required by changes in GAAP or applicable Law after the date hereof;

(m)    Legal Actions. Commence, initiate, waive, release, assign, settle or compromise any Legal Action, or enter into any settlement agreement or other understanding or agreement with any Governmental Authority (other than in the case of this clause, entry into commercial agreements not relating to a dispute with such Governmental Authority in the ordinary course of business), relating to Parent or any of its Subsidiaries;

(n)    Affiliate Transactions. Enter into or amend any arrangement or Contract with any Affiliate, director, officer or shareholder of Parent that would reasonably be expected to materially delay or prevent the consummation of the Transactions or that would be required to be described under Item 404 of Regulation S-K of the SEC;

(o)    Inhibiting Transactions. Take any action that would reasonably be expected to result in any of the conditions to the Transactions set forth in Article VI of this Agreement not being satisfied or satisfaction of those conditions being materially delayed; or

(p)    Related Actions. Agree in writing or otherwise enter into a binding agreement to do any of the foregoing.

Section 5.3    Access to Information; Confidentiality

(a)    The Company shall, and shall cause its Subsidiaries to, (i) provide to Parent and its Representatives access at reasonable times upon prior notice to the officers, employees, properties, books and records of the Company and its Subsidiaries, and (ii) furnish promptly such information concerning the Company and its Subsidiaries as Parent or its Representatives may reasonably request. Parent shall, and shall cause its Subsidiaries to, (i) provide to the Company and its Representatives access at reasonable times upon prior notice to the officers, employees, properties, books and records of the Parent Entities and their respective Subsidiaries, and (ii) furnish promptly such information concerning the Parent Entities and their respective Subsidiaries as the Company or its Representatives may reasonably request. Notwithstanding the foregoing, neither Parent nor the Company shall not be required to provide such access if it reasonably determines that it would (A) materially disrupt or impair the business or operations of Parent or the Company, as applicable, or any of its respective Subsidiaries, (B) cause a violation of any Company Material Contract or Parent Material Contract, (C) constitute a violation of any applicable Law or (D) cause a material risk of disclosure of any information that in the reasonable judgment of Parent or the Company, as applicable, would result in the disclosure of any trade secrets of third parties. Nothing herein shall require the Company or Parent or any of their respective Subsidiaries to disclose information to the extent such information would result in a waiver of attorney-client privilege, work product doctrine or similar privilege or violate any confidentiality obligation of such party existing as of the date of this Agreement (provided that such party shall use reasonable best efforts to permit such disclosure to be made in a manner consistent with the protection of such privilege or to obtain any consent required to permit such disclosure to be made without violation of such confidentiality obligations, as applicable). Notwithstanding the foregoing, no Company Response Action or Parent Response Action shall be deemed to violate or breach this Section 5.3 in any way or serve as a basis for Parent or the Company or any of their respective Affiliates to terminate this Agreement or assert that any condition in Article VI shall not have been satisfied.

(b)    Parent and the Company shall comply with, and shall use their reasonable best efforts to cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, with respect to the information disclosed under this Section 5.3.

Section 5.4    No Solicitation.

(a)    No Solicitation or Facilitation of Proposals. Except as set forth in this Section 5.4, until the Specified Time, neither Parent, any of its Subsidiaries, nor any of its and their respective directors, officers and employees shall, and Parent shall instruct and use reasonable best efforts to cause its other Representatives not to, and shall not authorize or knowingly permit any of its Representatives to, directly or indirectly:

(i)    solicit, initiate or propose the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or offer that constitutes, or would reasonably be expected to lead to, any Takeover Proposal;

(ii)    terminate, waive, amend or modify any provision of any existing confidentiality or standstill agreement with respect to a potential Takeover Proposal, except as permitted by this Section 5.4(a); or

(iii)    other than informing Persons of the existence of the provisions of this Section 5.4, enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non‑public information for the purpose of encouraging or facilitating, any Takeover Proposal or any proposal or inquiry that is reasonably expected to lead to an Takeover Proposal.

Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, prior to the end of twenty (20) Business Days following the date of this Agreement, Parent may in response to an unsolicited bona fide written Takeover Proposal (A) furnish non-public information with respect to the Parent Entities and their respective Subsidiaries to any Qualified Person (and the Representatives of such Qualified Person), pursuant to a confidentiality agreement not materially less restrictive with respect to the confidentiality obligations of the Qualified Person than the Confidentiality Agreement, provided that such confidentiality agreement shall not (x) grant any exclusive right to negotiate with such counterparty, (y) prohibit Parent from satisfying its obligations hereunder or (z) require Parent or its Subsidiaries to pay or reimburse the counterparty’s fees, costs or expenses, (B) engage in discussions or negotiations (including solicitation of revised Takeover Proposals) with any Qualified Person (and the Representatives of such Qualified Person) regarding any Takeover Proposal and (C) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Parent Common Stock with any Qualified Person; provided, however, that the Parent Board has determined that the failure to take the actions contemplated by this sentence would be reasonably likely to be inconsistent with its fiduciary obligations under applicable Law.

(b)    Notice to the Company. Parent shall promptly (and in any event within two (2) Business Days) advise the Company orally, with written confirmation to follow, of: (i) Parent’s receipt of any written Takeover Proposal; (ii) a summary of the material terms and conditions of any such Takeover Proposal; (iii) a copy of the Alternative Acquisition Agreement and other material written proposals or offers delivered with, or in connection with, such Takeover Proposal; and (iv) the identity of the Person making any such Takeover Proposal (unless, in the case of clause (iv), such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such Person that is in effect on the date of this Agreement). Parent will keep the Company reasonably informed in all material respects of any material developments with respect to any Takeover Proposal (and any subsequent amendments or modifications thereto), in each case, as soon as is reasonably practicable and in any event within twenty-four (24) hours of receipt, provision or occurrence thereof. Parent shall, as soon as is reasonably practicable and in any event within twenty-four (24) hours following a determination by the Parent Board that an Takeover Proposal is a Superior Proposal, notify the Company of such determination.

(c)    No Change in Recommendation or Alternative Acquisition Agreement. Prior to the Specified Time:

(i)     the Parent Board shall not, except as set forth in this Section 5.4, withhold, withdraw, qualify or modify, in a manner adverse to the Company, the Parent Board Recommendation;

(ii)    the Parent Board shall not fail to include the Parent Board Recommendation in the Parent Registration Statement;

(iii)    the Parent Board (or any committee thereof) shall not make or fail to make any recommendation or public statement in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication by the Parent Board (or a committee thereof) to the shareholders of Parent pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the Parent Board (or a committee thereof) may refrain from taking a position with respect to a Takeover Proposal until the close of business on the tenth (10th) Business Day after the commencement of a tender or exchange offer in connection with such Takeover Proposal without such action being considered a violation of this Section 5.4(c) or a Parent Adverse Recommendation Change);

(iv)    the Parent Board shall not, except as set forth in this Section 5.4, adopt, approve, endorse or recommend, or publicly announce an intention to adopt, approve, endorse or recommend, any Takeover Proposal or any proposal that is reasonably expected to lead to a Takeover Proposal;

(v)     following the date of receipt of any Takeover Proposal or any material modification thereto is first made public, sent or given to the shareholders of Parent, the Parent Board shall not have failed to issue a press release that expressly reaffirms the Parent Board Recommendation within five (5) Business Days following Parent’s receipt of the Company’s written request to do so (any action described in clauses (i) through (v), a “Parent Adverse Recommendation Change”); and

(vi)    Parent shall not enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Takeover Proposal (other than a confidentiality agreement referred to in Section 5.4(a) entered into in the circumstances referred to in Section 5.4(a)).

(vii)    Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Specified Time, the Parent Board may make a Parent Adverse Recommendation Change in response to an Intervening Event if the Parent Board determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with the Parent Board’s fiduciary duties under applicable Law, only if all of the following conditions are satisfied:

(A)    Parent shall have first provided the Company an Intervening Event Notice at least five (5) Business Days in advance advising the Company that Parent intends to make a Parent Adverse Recommendation Change (it being understood and hereby agreed that the delivery and receipt of any such Intervening Event Notice shall not, in and of itself, be deemed to be a Parent Adverse Recommendation Change) and specifying, in reasonable detail, the Intervening Event;

(B)    during the applicable Intervening Event Notice Period (or any mutually agreed extension or continuation thereof), Parent and its Representatives shall negotiate in good faith with the Company and its officers, directors and Representatives regarding any changes to the terms of this Agreement and any other proposals made by the Company so that a failure to effect a Parent Adverse Recommendation Change in response to such Intervening Event would no longer be inconsistent with the Parent Board’s fiduciary duties under applicable Law;

(C)    the Company does not make, within the applicable Intervening Event Notice Period (or any extension or continuation thereof) after the receipt of such notice, a proposal that would, in the good faith judgment of the Parent Board (after consultation with outside legal counsel), cause the failure to effect a Parent Adverse Recommendation Change in response to such Intervening Event to no longer be inconsistent with the Parent Board’s fiduciary duties under applicable Law (it being understood and agreed that any material change in any event, occurrence or facts relating to such Intervening Event shall require a new Intervening Event Notice with a new Intervening Event Notice Period ending on the day that is three (3) Business Days after such material change); and

(D)    following the Intervening Event Notice Period, Parent Board shall have determined in good faith (after consultation with its outside legal counsel) that the failure to effect a Parent Adverse Recommendation Change in response to such Intervening Event continues to be inconsistent with Parent Board’s fiduciary duties under applicable Law.

(viii)    Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Specified Time if, in response to a bona fide unsolicited written Takeover Proposal made by a Third Party after the date of this Agreement which does not arise from a breach of this Section 5.4 and has not been withdrawn, the Parent Board determines in good faith (1) after consultation with outside legal counsel and a financial advisor of national reputation, that such Takeover Proposal constitutes a Superior Proposal and (2) after consultation with outside legal counsel, that the failure to make a Parent Adverse Recommendation Change would be inconsistent with the Parent Board’s fiduciary duties under applicable Law, then the Parent Board may make a Parent Adverse Recommendation Change, only if, in either such case, all of the following conditions are satisfied:

(A)    Parent shall have first provided to Company a Superior Proposal Notice at least five (5) Business Days in advance advising Company that the Parent Board is prepared to effect a Parent Adverse Recommendation Change in response to a Superior Proposal (and specifying, in reasonable detail, the material terms and conditions of any such Superior Proposal, including the identity of the Third Party making any such Superior Proposal) (it being understood and hereby agreed that the delivery and receipt of any such Superior Proposal Notice shall not, in and of itself, be deemed to be a Parent Adverse Recommendation Change) and providing Company with a complete copy of any written request, proposal or offer, including any proposed Alternative Acquisition Agreement (and all schedules, appendices, exhibits and other attachments relating thereto), and any other documents containing the material terms of such Superior Proposal;

(B)    during the applicable Superior Proposal Notice Period (or any extension or continuation thereof), prior to its effecting a Parent Adverse Recommendation Change, Parent and its Representatives shall negotiate in good faith with the Company and its officers, directors and Representatives regarding changes to the terms of this Agreement and any other proposals made by the Company intended by the Company to cause such Takeover Proposal to no longer constitute a Superior Proposal;

(C)    the Company does not make, within the applicable Superior Proposal Notice Period (or any mutually agreed extension or continuation thereof) after the receipt of such notice, a proposal that would, in the good faith judgment of the Parent Board (after consultation with outside legal counsel and a financial advisor of national reputation), cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal (it being understood and agreed that any amendment or modification of such Superior Proposal shall require a new Superior Proposal Notice with a new Superior Proposal Notice Period of three (3) Business Days); and

(D)    following the Superior Proposal Notice Period, Parent Board shall have determined in good faith, in light of such Superior Proposal and taking into account any revised terms proposed by the Company, (x) after consultation with outside legal counsel and a financial advisor of national reputation, that such Takeover Proposal continues to constitute a Superior Proposal, and (y) after consultation with outside legal counsel, that the failure to make Parent Adverse Recommendation Change would continue to be inconsistent with the Parent Board’s fiduciary duties under applicable Law.

(d)    Certain Permitted Disclosure. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall prohibit Parent, any of its Subsidiaries or the Parent Board from (i) taking and disclosing to its shareholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder (none of which, in and of itself, shall be deemed to constitute a Parent Adverse Recommendation Change), or (ii) making any disclosure to Parent’s shareholders if, in the good faith judgment of the Parent Board, after consultation with outside counsel, failure to so disclose would reasonably likely to be inconsistent with its fiduciary duties under applicable Law, it being understood that nothing in the foregoing will be deemed to permit Parent or the Parent Board (or a committee thereof) to effect a Parent Adverse Recommendation Change other than in accordance with Section 5.4(c).

(e)    Cessation of Ongoing Discussions. Parent shall, and shall direct its Representatives to: (i) cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that would constitute (if made after the date of this Agreement), or could reasonably be expected to lead to, an Takeover Proposal, (ii) within two (2) Business Days of the date of this Agreement, request the prompt return or destruction of all non-public information concerning Parent or its Subsidiaries theretofore furnished to any Person with whom a confidentiality agreement in contemplation of an acquisition transaction was entered into at any time within the six (6) month period immediately preceding the date hereof and (iii) immediately terminate all access granted to any such Persons or their respective Representatives referenced in clauses (i) and (ii) to any physical or electronic data room; provided, however, that the foregoing shall not in any way limit or modify any of Parent’s rights under the other provisions of this Section 5.4.

Section 5.5    Parent Registration Statement.

(a)    As promptly as practicable following the date of this Agreement Parent shall prepare and, not later than ten (10) Business Days after receiving from the Company all information relating to the Company reasonably necessary to prepare the Parent Registration Statement, Parent will file with the SEC the Parent Registration Statement relating to the registration of the shares of HoldCo Common Stock to be issued to the stockholders of Parent and the Company. The Registration Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and other applicable Laws. The Company shall provide to Parent all information, including certificates or other statements, concerning the Company as may be reasonably requested by Parent in connection with the Parent Registration Statement and shall otherwise assist and cooperate with Parent in the preparation of the Parent Registration Statement and resolution of any comments referred to below; provided, that Parent shall (x) provide the Company with a reasonable opportunity to review and comment on any drafts of the Parent Registration Statement and related correspondence and filings and (y) shall include in such drafts, correspondence and filings all comments reasonably proposed by the Company.

(b)    Parent agrees that none of the information to be included or incorporated by reference in the Parent Registration Statement will, at the date it is first mailed to the shareholders of Parent or at the time of the Parent Shareholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein to the extent based on information supplied by or on behalf of the Company or any Affiliate of the Company in connection with the preparation of the Parent Registration Statement for inclusion or incorporation by reference therein. The Company hereby covenants and agrees that none of the information to be supplied by or on behalf of the Company or any Affiliate thereof for inclusion or incorporation by reference in the Parent Registration Statement shall, at the date it is first mailed to the shareholders of Parent or at the time of the Parent Shareholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein to the extent based on information supplied by any Parent Entity or any Affiliate thereof in connection with the preparation of the Parent Registration Statement for inclusion or incorporation by reference therein. Subject to compliance with this Section 5.5 by the Company, Parent shall use its reasonable best efforts to ensure that the Parent Registration Statement complies in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder and to satisfy all rules of Nasdaq.

(c)    Parent shall use reasonable best efforts to (i) respond to any comments on the Parent Registration Statement or requests for additional information from the SEC as soon as practicable after receipt of any such comments or requests, (ii) have the Parent Registration Statement cleared by the SEC as promptly as practicable following its filing with the SEC, (iii) in consultation with the Company, set a record date for the Parent Shareholders Meeting and (iv) cause the Parent Registration Statement to be mailed to the shareholders of Parent as promptly as practicable after the SEC confirms that it has no further comments on the Parent Registration Statement. Parent shall promptly (A) notify the Company upon the receipt of any such comments or requests and (B) provide the Company with copies of all correspondence relating to the Parent Registration Statement between Parent and its Representatives, on the one hand, and the SEC and its staff, on the other hand. Before responding to any such comments or requests or the filing or mailing of the Parent Registration Statement, Parent (x) shall provide the Company with a reasonable opportunity to review and comment on any drafts of the Parent Registration Statement and related correspondence and filings and (y) shall include in such drafts, correspondence and filings all comments reasonably proposed by the Company.

(d)    The Parent Registration Statement shall include the Parent Board Recommendation unless the Parent Board has made a Parent Adverse Recommendation Change in accordance with Section 5.4 of this Agreement. The Parent Registration Statement shall not, when sent to Parent’s shareholders, contain any other proposal or request for shareholder approval of a Takeover Proposal other than the Requisite Parent Vote.

(e)    Parent and the Company shall reasonably cooperate in good faith and use its respective reasonable best efforts to cause the shares of HoldCo Common Stock to be issued in the Transactions to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, to the extent applicable.

Section 5.6    Parent Shareholders Meeting. Subject to Section 5.4, following the clearance of the Parent Registration Statement by the SEC and after reasonable consultation with the Company, Parent shall call and hold the Parent Shareholders Meeting as promptly as practicable following the mailing of the definitive Parent Registration Statement (and in any event within twenty (20) days after the date thereof, unless otherwise required by applicable Laws); provided, however, for the avoidance of doubt, Parent may postpone or adjourn the Parent Shareholders Meeting: (i) with the consent of the Company; (ii) for the absence of a quorum; (iii) to allow reasonable additional time (not to exceed 20 days) for the filing and distribution of any supplemental or amended disclosure with respect to the transactions contemplated by this Agreement which the Parent Board has determined in good faith (after consultation with its outside legal counsel) is necessary under applicable Laws and for such supplemental or amended disclosure to be disseminated to and reviewed by Parent’s shareholders prior to the Parent Shareholders Meeting; or (iv) for up to ten (10) Business Days in the aggregate in connection with Parent taking any of the actions permitted by Section 5.4 in response to a Takeover Proposal. Without limiting the generality of the foregoing, Parent’s requirement to call and hold the Parent Shareholder Meeting shall not be affected by the commencement, public proposal, public disclosure or communication to Parent of any Takeover Proposal, Intervening Event or the Parent Board making a Parent Adverse Recommendation Change. Subject to Section 5.4, unless Parent shall have made a Parent Adverse Recommendation Change, the Parent Board shall use its reasonable best efforts to solicit the Requisite Parent Vote at the Parent Shareholders Meeting. Prior to the mailing of the Parent Registration Statement, Parent shall be entitled to engage a proxy solicitor that is reasonably satisfactory to the Company, and Parent shall keep the Company reasonably informed regarding its solicitation efforts and proxy tallies following the mailing of the Parent Registration Statement.

Section 5.7    Nasdaq Listing. Parent and the Company shall reasonably cooperate in good faith to cause the shares of HoldCo Common Stock being issued in connection with the Transactions to be approved for listing (subject to notice of issuance) on Nasdaq at or after the Second Effective Time.

Section 5.8    Directors’ and Officers’ Indemnification and Insurance.

(a)    Parent and HoldCo shall cause all rights to indemnification, advancement of expenses and exculpation now existing in favor of any present or former director, officer or employee of Parent or any of its Subsidiaries (the “Indemnified Parties”) as provided in the Parent Organizational Documents, in the comparable organizational document of any of the Parent’s Subsidiaries, in any indemnification or similar Contract between an Indemnified Party and Parent or one of its Subsidiaries disclosed in the Parent Disclosure Letter or in the Parent SEC Reports to survive the Transactions and to continue in full force and effect for a period of not less than six years after the Second Effective Time or, if longer, for such period as is set forth in any applicable agreement with an Indemnified Party in effect on the date of this Agreement.

(b)    HoldCo shall and Parent shall cause HoldCo to, indemnify all Indemnified Parties to the fullest extent permitted by the articles of incorporation, by-laws or other equivalent governing documents of the Company or any of the Company’s Subsidiaries as of the date hereof or otherwise permitted by the DGCL or MBCA, with respect to all acts and omissions arising out of or relating to their service as directors, officers or employees of the Company, its Subsidiaries or another Person, if such Indemnified Party is or was serving as a director, officer or employee of such other Person at the request of the Company or Parent, whether asserted or claimed at or after or occurring before the Second Effective Time (including in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement). If any Indemnified Party is or becomes involved in any Legal Action in connection with any matter subject to indemnification hereunder, HoldCo shall advance as incurred any damages out of or incurred in connection with such Legal Action, subject to Parent’s or HoldCo’s, as applicable, receipt of an undertaking by or on behalf of such Indemnified Party, if required by the DGCL or the applicable organizational document, to repay such damages if it is ultimately determined under applicable Law that such Indemnified Party is not entitled to be indemnified. In the event of any such Legal Action, (i)  HoldCo shall cooperate with the Indemnified Party in the defense of any such Legal Action and (ii)  HoldCo shall not settle, compromise or consent to the entry of any judgment in any Legal Action pending or threatened in writing to which an Indemnified Party is a party (and in respect of which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Legal Action or such Indemnified Party otherwise consents in writing.

(c)    HoldCo shall, and the Company and Parent shall cause HoldCo to, maintain in effect for at least six years after the Second Effective Time the current policies of directors’ and officers’ liability insurance (the “D&O Policy”) maintained by Parent or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous with respect to claims arising out of or relating to events which occurred before or at the Second Effective Time (including in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement) so long as HoldCo is not required to pay an annual premium in excess of 300% of the last annual premium paid by Parent for such insurance before the date of this Agreement (such 300% amount being the “Maximum Premium”). Prior to the First Effective Time, notwithstanding anything to the contrary in this Agreement, in lieu of its obligations under this Section 5.8(c), the Company may purchase a six-year “tail” prepaid policy on the D&O Policy on terms and conditions no less advantageous, in the aggregate, than the D&O Policy for an annual premium up to the Maximum Premium, and in the event that the Company or Parent shall purchase such a “tail” policy prior to the Effective Time, HoldCo shall, and the Company shall cause HoldCo to, maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder in lieu of all other obligations of the Company and HoldCo under this Section 5.8(c) for so long as such “tail” policy shall be maintained in full force and effect.

(d)    Parent hereby acknowledges that the Indemnified Parties may have certain rights to indemnification, advancement of expenses and/or insurance provided by other Persons. Parent hereby agrees (i) that HoldCo is the indemnitor of first resort (i.e., its obligations to the Indemnified Parties are primary and any obligation of such other Persons to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any such Indemnified Party are secondary), (ii) that HoldCo shall be required to advance the full amount of expenses incurred by any such Indemnified Party and shall be liable for the full indemnifiable amounts, without regard to any rights any such Indemnified Party may have against any such other Person and (iii) that Parent irrevocably waives, relinquishes and releases (and shall cause HoldCo to irrevocably waive, relinquish and release) such other Persons from any and all claims against any such other Persons for contribution, subrogation or any other recovery of any kind in respect thereof. Each of Parent and HoldCo further agrees that no advancement or payment by any of such other Persons on behalf of any such Indemnified Party with respect to any claim for which such Indemnified Party has sought indemnification from HoldCo shall affect the foregoing and such other Persons shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Party against the Company and its Subsidiaries.

(e)    The covenants contained in this Section 5.8 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. For the avoidance of the doubt, the Indemnified Parties and their respective heirs and legal representatives shall be third-party beneficiaries with respect to the covenants contained in this Section 5.8. HoldCo shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.8, except to the extent that it is ultimately determined by a Governmental Authority with valid jurisdiction that such Indemnified Party is not entitled to be indemnified pursuant to this Agreement.

(f)    In the event that Parent or HoldCo or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent and HoldCo shall take all necessary action so that the successors or assigns of Parent or HoldCo, as the case may be, shall succeed to the obligations set forth in this Section 5.8.

Section 5.9    Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Law (but subject, for the avoidance of doubt, to Section 5.10, which sets forth the exclusive obligations of the parties with respect to the subject matter thereof) each of the parties to this Agreement shall, and shall use reasonable best efforts to cause its Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions applicable to such party set forth in Article VI are satisfied and to consummate the transactions contemplated by this Agreement as promptly as practicable in accordance with its terms. The terms of this Section 5.9 shall not limit the rights of Parent set forth in Section 5.4.

Section 5.10    Consents; Filings; Further Action.

(a)    Subject to the terms and conditions of this Agreement, Parent and the Company shall (and shall cause their respective Subsidiaries to) each use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable Laws to (i) make any necessary filings promptly after signing of this Agreement and obtain all necessary actions, waivers, registrations, permits, authorizations, orders, consents and approvals from Governmental Authorities, the expiry or early termination of any applicable waiting periods, and make all necessary registrations and filings (including filings with Governmental Authorities, if any) and take all steps as may be reasonably necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authorities, in order to consummate the Transactions as promptly as practicable and in any event prior to the Termination Date and (ii) deliver required notices or any necessary additional instruments to, and obtain required consents, waivers or any additional instruments necessary from, Third Parties in order to consummate the Transactions as promptly as practicable and in any event prior to the Termination Date.

(b)    Subject to applicable Laws and the requirements of applicable Governmental Authorities, Parent and the Company and their respective counsel shall (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private person, (ii) to the extent legally permissible, have the right to review in advance, and each shall consult the other on, any material filing made with, or written materials to be submitted to, any Governmental Authority in connection with the Transactions and of any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions, (iii) promptly inform each other of any material communication (or any other material correspondence or memoranda) received from, or given to, the DOJ or the FTC or any other applicable Governmental Authority and (iv) where legally permissible, promptly furnish each other with copies of all correspondence, filings and written communications between them or their Subsidiaries or Affiliates, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to the Transactions. In furtherance of the foregoing and subject to applicable Laws and the requirements of Governmental Authorities, Parent and the Company shall (with respect to any in-person discussion or meeting, remote video meeting or substantive telephonic discussion or meeting), provide the other party and its counsel with advance notice of and the opportunity to participate in any material discussion or meeting with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with the Transactions. Notwithstanding anything to the contrary in this Section 5.10(b), Parent and the Company may, as each deems advisable and necessary, (x) reasonably designate any competitively sensitive material provided to the other under this Section 5.10 as “Antitrust Counsel Only Material;” and (y) redact materials to be provided to the other party as necessary to comply with contractual arrangement, to address good faith legal privilege or confidentiality concerns, to comply with applicable Law, or to remove references concerning the valuation of Parent or Company and their respective Subsidiaries.

(c)    In furtherance of the undertakings under this Section 5.10, Parent and the Company, along with their respective Subsidiaries, shall use their reasonable best efforts to obtain clearance under any applicable Antitrust Laws so as to enable the parties hereto to consummate the Transactions as promptly as practicable, and in any event prior to the Termination Date, which shall include using reasonable best efforts to propose, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture, disposition, license or other disposition of such of its and its Subsidiaries’ assets, properties or businesses or of the assets, properties or businesses, and enter into such other arrangements, as are necessary or advisable in order to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any proceeding by a Governmental Authority or any other Person under Antitrust Laws that would otherwise have the effect of preventing or materially delaying the consummation of the Transactions. Parent shall not, unless requested to do so by the Company, commit to or effect any action contemplated in the immediately preceding sentence.

(d)    Each of Parent and the Company shall consult with the other party and consider in good faith the views of the other party with respect to the appropriate strategy relating to any matters relating to the Antitrust Laws, including with respect to any filings, notifications, submissions and communications with or to any Governmental Authority and the nature and timing of any divestitures or other remedial undertakings made for purposes of securing any required approvals under the Antitrust Laws; provided that, notwithstanding any other provisions of this Agreement to the contrary, the Company shall, on behalf of the parties, control and direct all aspects of the parties’ efforts with respect to applicable Antitrust Laws and any authorization, consent, notice or approval to be obtained from a Governmental Authority or third party with respect to the Transactions, including having principal responsibility for devising, implementing, and making the final determination as to such appropriate strategy, and shall have the right, in its sole discretion, to determine the nature and timing of any such divestitures or other remedial undertakings to the extent any such divestitures or other remedial undertakings would be conditioned upon and only be effective after the Closing. Parent shall cooperate in good faith with the Company in the parties’ efforts to obtain any clearance, approval, waiver or expiry or early termination of any applicable waiting periods with respect to any Antitrust Laws.

Section 5.11    Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements about this Agreement or any of the transactions contemplated by this Agreement. Neither Parent nor the Company shall issue any such press release or make any such public statement prior to such consultation, except to the extent required by applicable Law or Nasdaq rules, in which case that party shall use its reasonable best efforts to consult with the other party before issuing any such release or making any such public statement; provided, however, that such consent shall not be required, and neither the Company nor Parent shall be required to consult with the other in connection with, or provide the other an opportunity to review or comment upon, any press release or other public statement or comment to be issued or made with respect to any Takeover Proposal. Notwithstanding the foregoing, without the prior consent of the other parties, the Company or Parent may (a) communicate with its respective customers, vendors, suppliers, financial analysts, investors and media representatives in a manner consistent with its past practice in compliance with applicable Law to the extent such communications consist of information included in a press release or other document previously approved for external distribution by the other and (b) issue public statements or disseminate information to the extent solely related to the operation of the business of such Person. Each of Parent and the Company will issue a joint press release announcing the execution of this Agreement.

Section 5.12    Fees and Expenses. Except as explicitly provided otherwise in this Agreement, whether or not the Transactions are consummated, all expenses (including those payable to Representatives) incurred by any party to this Agreement or on its behalf in connection with this Agreement and the transactions contemplated by this Agreement (“Expenses”) shall be paid by the party incurring those Expenses; provided, however, that at the Closing before the First Effective Time, the Company will reimburse Parent for all actual Expenses incurred by Parent in connection with the negotiation, approval and consummation of the transactions contemplated by this Agreement, including the fees and disbursements of legal counsel filing fees and mailing costs for the Parent Registration Statement and proxy materials, up to a maximum of $500,000.

Section 5.13    Takeover Statutes. Unless the Parent Board has made a Parent Adverse Recommendation Change in accordance with this Agreement, if any takeover statute is or becomes applicable to this Agreement or any Transaction, each of Parent, the Company and their respective boards of directors shall use reasonable best efforts (a) to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) to otherwise act to eliminate or minimize the effects of such takeover statute.

Section 5.14    Rule 16b-3. Prior to the First Effective Time, Parent may take such further actions, if any, as may be necessary or appropriate to ensure that the dispositions of equity securities of Parent (including derivative securities) pursuant to the Transactions by any officer or director of Parent who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.15    Succession of Officers and Directors.

(a)    At the Closing, Parent shall deliver to the Company evidence reasonably satisfactory to the Company of the resignation of all directors of Parent and its Subsidiaries, in each case, effective as of the First Effective Time.

(b)    The officers of Parent immediately prior to the First Effective Time shall be, from and after the First Effective Time, the officers of Legacy Sub until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the organizational documents of Legacy Sub.

(c)    As of the First Effective Time, Parent shall take all action necessary to (i) cause (A) the number of members of the HoldCo board of directors to be fixed at ten (10) and (B) cause to be appointed to the HoldCo board of directors, as directors, up to ten persons chosen by the Company in its sole discretion. If any person identified by the Company to serve on the HoldCo board of directors in accordance with this Section 5.15(c) is unable or unwilling to serve in such capacity, the Company may designate a successor but not less than five days in advance of the Closing or such earlier period as may be required by disclosure requirements under applicable Law.

Section 5.16    Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence of any event known to it which would reasonably be expected to, individually or in the aggregate, (i) in the case of the Company, have a Company Material Adverse Effect, or, in the case of Parent, have a Parent Material Adverse Effect, (ii) cause any condition set forth in Article VI to be unsatisfied in any material respect at any time prior to the First Effective Time or (iii) cause any authorization, consent, Order, declaration or approval of any Governmental Authority or third party necessary for the consummation of the transactions contemplated by this Agreement to not be obtained by the Termination Date or (b) any action, suit, proceeding, inquiry or investigation pending or, to the Knowledge of the Company or Parent, threatened which questions or challenges the validity of this Agreement or the ability of any party to consummate the transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.16 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice nor shall the party giving such notice be prejudiced with respect to any such matters solely by virtue of having given such notice.

Section 5.17    Certain Litigation.

(a)    Parent shall assume the control and defense at its own expense of all shareholder litigation against Parent, any of its Subsidiaries or any of the directors or officers of Parent or its Subsidiaries (such Persons, the “Covered Persons”), in each case, arising out of or in connection with this Agreement or the Transactions (collectively, the “Shareholder Litigation”); provided, that the Company shall have the right to participate in (and jointly control) such proceedings.

(b)    Parent shall obtain the prior written consent of the Company and the Covered Persons (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement, understanding or other agreement relating to such Shareholder Litigation.

(c)    Each party shall cooperate, and cause its Affiliates to cooperate, in the defense of any Shareholder Litigation and shall furnish or cause to be furnished such records, information and testimony, and attend, at each party’s own expense, such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 5.18    Company Financing

(a)    . As of the date hereof, the Company has entered into definitive agreements with respect to the private placement of the Company Common Stock or other equity securities of the Company, pursuant to which the Company has received gross proceeds of $50,000,000 (the “Company Financing”).

Section 5.19    Legacy Sale; CVR Agreement.

(a)    Following the Closing, Parent shall operate the business as conducted by Parent and its Subsidiaries as of the date of this Agreement (the “Legacy Business”) consistent with past practices.

(b)    Pursuant and subject to the terms and conditions of the CVR Agreement, following the Second Effective Time, Parent shall use its reasonable best efforts to consummate the Legacy Sale as soon as reasonably practicable. Parent shall keep HoldCo informed of its efforts and activities relating to the Legacy Sale and the status, terms and conditions of any proposals or offers relating to a Legacy Sale or any other inquiries that could be reasonably likely to lead to such a proposal or offer. HoldCo agrees to make available to Parent upon request all such information and materials as are reasonably necessary or advisable for Parent to evaluate the terms and conditions of any proposed Legacy Sale and to otherwise reasonably cooperate with Parent in connection with its evaluation thereof.

(c)    Pursuant and subject to the terms and conditions of the CVR Agreement, the parties agree that until the 18-month anniversary of the Closing Date, the officers of Parent shall have discretion with respect to the Legacy Sale; provided, that the terms of any Legacy Sale shall be mutually agreeable to HoldCo and Parent prior to the execution and closing under any definitive agreement in connection therewith.

Section 5.20    Requisite Company Approval.

Upon the terms set forth in this Agreement and the Company Voting Agreement, the Company shall (i) seek the written consent, in form and substance reasonably acceptable to Parent, of holders of the Requisite Company Vote in favor of the approval and adoption of this Agreement and the Mergers and all other transactions contemplated by this Agreement including the conversion of the Company Preferred Stock described in Section 2.1(b) (the “Company Stockholder Approval”) via written consent (the “Written Consent”) as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within three (3) Business Days after the Registration Statement becomes effective and (ii) in the event the Company determines it is not able to obtain the Written Consent, the Company shall call and hold a meeting of the stockholders of the Company for the purpose of voting solely upon the Company Stockholder Approval (the “Company Stockholders Meeting”) as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within twenty-five (25) days after the Registration Statement becomes effective. In connection therewith, the Company, as promptly as practicable (A) shall establish the record date (which record date shall be mutually agreed with Parent) for determining the Company Stockholders entitled to provide such written consent, and (B) shall use reasonable best efforts to solicit written consents from the Company Stockholders to give the Company Stockholder Approval. The Company Board shall make the Company Board Recommendation to stockholders of the Company. Neither the Company Board nor any committee thereof shall withhold, withdraw or modify, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to Parent the Company Board Recommendation.

ARTICLE VI
CONDITIONS

Section 6.1    Conditions to Each Party’s Obligation to Consummate the Transactions. The respective obligation of each party to this Agreement to effect the Transactions, including the First Merger and the Second Merger, is subject to the satisfaction on or before the Closing Date of each of the following conditions, unless waived in writing by each of Parent and the Company:

(a)    Parent Shareholder Approval. This Agreement shall have been duly adopted by the holders of shares of Parent Common Stock constituting the Requisite Parent Vote.

(b)    Company Shareholder Approval. This Agreement shall have been duly adopted by the holders of shares of the Company constituting the Requisite Company Vote.

(c)    Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Act shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC or its staff.

(d)    Listing. The shares of HoldCo Common Stock to be issued to stockholders of Parent and the Company pursuant to Article II shall have been approved for listing on Nasdaq, subject only to official notice of issuance.

(e)    Antitrust. The waiting period applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.

(f)    No Orders. There shall not have been enacted, promulgated or made effective after the date of this Agreement any Law or Orders by a Governmental Authority that enjoins or otherwise prohibits or makes illegal, or any Legal Action by any Governmental Authority seeking to enjoin or prohibit or make illegal, consummation of the Transactions and (ii) there shall not be in effect any injunction (whether temporary, preliminary or permanent) by any Governmental Authority of competent jurisdiction that enjoins or otherwise prohibits consummation of the Transactions.

(g)    CVR Agreement. The Rights Agent shall have duly executed and delivered the CVR Agreement.

Section 6.2    Conditions to Obligations of Parent Entities. The obligations of each of Parent Entity to effect the Transactions, including the First Merger, are also subject to the satisfaction on or before the Closing Date of the following conditions, unless waived in writing by Parent:

(a)    Representations and Warranties.

(i)    Each of the representations and warranties of the Company set forth in Section 3.6(a), Section 3.6(b) and Section 3.6(g) (Capitalization) shall be true and correct in all respects (except for any inaccuracies that individually or in the aggregate are de minimis) as of the Closing as though then made on such date;

(ii)    each of the representations and warranties of the Company set forth in Section 3.1 (Organization and Power), Section 3.4 (Corporate Authorizations), Section 3.6 (Capitalization) (other than subsections (a) and (b) and (g) thereof), Section 3.21 (Takeover Statutes), and Section 3.24 (Brokers) (A) that are not qualified by references to “material” or any other materiality qualifications shall be true and correct in all material respects as of the Closing as though made on such date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date) and (B) that are qualified by references to “material” or any other materiality qualifications shall be true and correct in all respects as of the Closing as though made on such date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date);

(iii)    the representation and warranty set forth in Section 3.10(b) (Absence of Certain Changes) shall be true and correct in all respects; and

(iv)    the remaining representations and warranties of the Company contained in Article III (Representations and Warranties of the Company) shall be true and correct, in each case as of the Closing as though made on such date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date), except, in the case of clause (iv) only, where the failure of any such representations and warranties to be so true and correct (without regard to any materiality, in all material respects, Company Material Adverse Effect, or similar qualifications set forth in any such representation or warranty) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)    Performance of Obligations. The Company shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or before the Closing Date.

(c)    Absence of Company Material Adverse Effect. No event, circumstance, development, change or effect shall have occurred since the date of this Agreement that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(d)    Officer’s Certificate. Parent shall have received a certificate, signed by an executive officer of the Company, certifying as to the matters set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c).

(e)    Company Financing. The Company Financing shall have been consummated.

Section 6.3    Conditions to Obligation of the Company. The obligation of the Company to effect the Transactions, including the Second Merger, is also subject to the satisfaction on or before the Closing Date of the following conditions, unless waived in writing by the Company:

(a)    Representations and Warranties.

(i)    Each of the representations and warranties of the Parent Entities set forth in Section 4.6(a), Section 4.6(b) and Section 4.6(g) (Capitalization) shall be true and correct in all respects (except for any inaccuracies that individually or in the aggregate are de minimis) as of the Closing as though then made on such date;

(ii)    each of the representations and warranties of the Parent Entities set forth in Section 4.1 (Organization and Power), Section 4.4 (Corporate Authorizations), Section 4.6 (Capitalization) (other than subsections (a) and (b) and (g) thereof), Section 4.22 (Takeover Statutes), Section 4.25 (Opinion of Financial Advisor) and Section 4.26 (Brokers) (A) that are not qualified by references to “material” or any other materiality qualifications shall be true and correct in all material respects as of the Closing as though made on such date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date) and (B) that are qualified by references to “material” or any other materiality qualifications shall be true and correct in all respects as of the Closing as though made on such date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date);

(iii)    the representation and warranty set forth in Section 4.11(b) (Absence of Certain Changes) shall be true and correct in all respects; and

(iv)    the remaining representations and warranties of the Parent Entities contained in Article IV (Representations and Warranties of the Parent Entities) shall be true and correct, in each case as of the Closing as though made on such date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date), except, in the case of clause (iv) only, where the failure of any such representations and warranties to be so true and correct (without regard to any materiality, in all material respects, Parent Material Adverse Effect, or similar qualifications set forth in any such representation or warranty) would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)    Performance of Obligations. Each Parent Entity shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or before the Closing Date.

(c)    Absence of Parent Material Adverse Effect. No event, circumstance, development, change or effect shall have occurred since the date of this Agreement that, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect.

(d)    Officer’s Certificate. The Company shall have received a certificate, signed by an executive officer of Parent, certifying as to the matters set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c).

Section 6.4    Frustration of Closing Conditions. Neither the Company, on the one hand, nor any Parent Entity, on the other hand, may rely, either as a basis for not consummating the Transactions or for terminating this Agreement and abandoning the Transactions, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was principally caused by such party’s breach of any provision of this Agreement or failure to use the efforts to consummate the Transactions, as required by and subject to this Agreement.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.1    Termination by Mutual Consent. This Agreement may be terminated at any time before the First Effective Time, whether before or after obtaining the Requisite Parent Vote, by mutual written consent of Parent and the Company.

Section 7.2    Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time before the First Effective Time:

(a)    if the Transactions have not been consummated by December 31, 2021 (the “Termination Date”), except that the right to terminate this Agreement under this Section 7.2(a) shall not be available to any party to this Agreement whose breach of this Agreement has been a principal cause of, or principal reason for, the failure to consummate the Transactions by such date;

(b)    if this Agreement has been submitted to the shareholders of Parent for adoption at a duly convened Parent Shareholders Meeting (or adjournment or postponement thereof) and the Requisite Parent Vote is not obtained upon a vote taken thereon; or

(c)    if any Law or Order is enacted, issued, promulgated or entered that permanently enjoins or otherwise prohibits consummation of the Transactions, and (in the case of any Order) such Order has become final and nonappealable.

Section 7.3    Termination by the Company. This Agreement may be terminated by the Company at any time before the First Effective Time:

(a)    if the Parent Board effects a Parent Adverse Recommendation Change;

(b)    if (i) the Parent Board approves, endorses or recommends to shareholders a Superior Proposal or (ii) a tender offer or exchange offer for any outstanding shares of capital stock of Parent is commenced before obtaining the Requisite Parent Vote and the Parent Board fails to recommend against acceptance of such tender offer or exchange offer by its shareholders within ten (10) Business Days after commencement;

(c)    if there shall have been a material breach of Section 5.4;

(d)    if any Parent Entity breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 6.1 or Section 6.3 and cannot be cured by the Termination Date, or, if curable, has not been cured by the Parent Entities within the earlier of (i) 30 days after Parent’s receipt of written notice of such breach from the Company and (ii) three (3) Business Days prior to the Termination Date; provided the Company shall not have the right to terminate this Agreement pursuant to this Section 7.3(d) if the Company is then in breach of any of their representations, warranties, covenants or agreements contained in this Agreement that would result in the conditions to Closing set forth in Section 6.1 or Section 6.2 not being satisfied;

(e)    if all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied (other than any condition the failure of which to be satisfied has been principally caused by the breach of this Agreement by Parent or any of its Affiliates and conditions that, by their nature, are to be satisfied at Closing and which were, at the time of termination, capable of being satisfied) and Parent has failed to fulfill its obligation and agreement herein to consummate the Closing within three (3) Business Days following written notice of such satisfaction from the Company and that the Company is ready, willing and able to consummate the Transactions.

Section 7.4    Termination by Parent. This Agreement may be terminated by Parent at any time before the First Effective Time:

(a)    prior to the receipt of the Requisite Parent Vote, if and only if prior to or substantially concurrent with such termination, (i) Parent shall have paid the Parent Termination Fee to the Company pursuant to Section 7.6 and (ii) Parent substantially concurrently with such termination enters into a definitive agreement with respect to the Superior Proposal that did not result from a material breach of Section 5.4 and that remained a Superior Proposal following Parent’s compliance with the provisions set forth in Section 5.4;

(b)    if the Company breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.2 and (ii) cannot be cured by the Termination Date, or, if curable, has not been cured by the Company within the earlier of (i) 30 days after the Company’s receipt of written notice of such breach from Parent and (ii) three (3) Business Days prior to the Termination Date; provided Parent shall not have the right to terminate this Agreement pursuant to this Section 7.4(b) if any Parent Entity is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement that would result in the conditions to Closing set forth in Section 6.1 or Section 6.3 not to be satisfied; or

(c)    if all of the conditions set forth in Section 6.1 and Section 6.3 have been satisfied (other than any condition the failure of which to be satisfied has been principally caused by the breach of this Agreement by the Company or any of its Affiliates and conditions that, by their nature, are to be satisfied at Closing and which were, at the time of termination, capable of being satisfied) and the Company has failed to fulfill its obligation and agreement herein to consummate the Closing within three (3) Business Days following written notice of such satisfaction from Parent and that Parent is ready, willing and able to consummate the Transactions.

Section 7.5    Effect of Termination. If this Agreement is validly terminated pursuant to this Article VII, except as set forth in this Section 7.5, it shall become void and of no further force and effect, with no liability (except as provided in Section 7.6) on the part of any party to this Agreement (or any stockholder or Representative of such party), except that, subject to Section 7.6, if such termination results from the willful and material (a) failure of any party to perform its covenants, obligations or agreements contained in this Agreement or (b) breach by any party of its representations or warranties contained in this Agreement, then such party shall be liable for any damages incurred or suffered by the other parties as a result of such failure or breach. The provisions of Section 5.3 (Access to Information; Confidentiality), Section 5.12 (Fees and Expenses), this Section 7.5 (Effect of Termination), Section 7.6 (Fees and Expenses Following Termination) and Article VIII (Miscellaneous) shall survive any valid termination of this Agreement.

Section 7.6    Fees and Expenses Following Termination.

(a)    Except as set forth in this Section 7.6, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid in accordance with the provisions of Section 5.12.

(b)    Parent shall pay, or cause to be paid, to the Company (or its designee(s)) by wire transfer of immediately available funds an amount equal to $1,200,000.00 (the “Parent Termination Fee”), if: (i) this Agreement is terminated by Parent pursuant to Section 7.4(a), in which case payment shall be made before or concurrently with such termination; (ii) this Agreement is terminated by the Company pursuant to Section 7.3 in which case payment shall be made within two (2) Business Days following such termination or (iii) this Agreement is terminated under Section 7.2(a) or (b) at a time when the Company could have terminated under Section 7.3, in which case payment shall be made within two (2) Business Days following such termination.

(c)    If this Agreement is terminated by Parent pursuant to Section 7.4(b) or Section 7.4(c), the Company shall pay, or cause to be paid, to Parent (or its designee(s)) by wire transfer of immediately available funds an amount equal to an amount equal to $10,000,000.00 (the “Company Termination Fee”) in which case payment shall be made within two Business Days following such termination.

(d)    Parent and the Company acknowledge that the fees and the other provisions of this Section 7.6 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and the Company would not enter into this Agreement.

(i)    Notwithstanding anything to the contrary in this Agreement, if the Parent Termination Fee is required to be paid as a result of a termination of this Agreement, then, the Company’s right to receive payment of the Parent Termination Fee pursuant to Section 7.6(b) shall be the sole and exclusive remedy (whether at law, in equity, in contract, tort or otherwise) of the Company and its Affiliates for (A) the damages suffered as a result of the failure of the Transactions to be consummated and (B) any other damages suffered as a result of or in connection with this Agreement and the Transactions, and upon payment of the Parent Termination Fee in accordance with this Section 7.6, none of the Parent Entities or any of their respective Affiliates, respective current or former shareholders, directors, officers, employees, agents, advisors or other Representatives (collectively, the “Parent Related Parties”) shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions; provided, that the foregoing shall not impair the rights of the Company, if any, to obtain an order of specific performance prior to any valid termination of this Agreement. The parties acknowledge and agree that in no event will (i) the Parent Entities be required to pay the Parent Termination Fee on more than one occasion or (ii) will any Parent Entity have liability for monetary damages (including monetary damages in lieu of specific performance) in the aggregate in excess of the Parent Termination Fee (such amount, the “Maximum Parent Liability Amount”) for breaches of this Agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise). Under no circumstances shall the Company (or any of its equityholders or other Person) be permitted or entitled to receive both a grant of specific performance and any monetary damages, including any monetary damages in lieu of specific performance and the Parent Termination Fee.

(ii)    Notwithstanding anything to the contrary in this Agreement, if the Company Termination Fee is required to be paid as a result of a termination of this Agreement, then, the Parent Entities’ right to receive payment of the Company Termination Fee pursuant to Section 7.6(c) shall be the sole and exclusive remedy (whether at law, in equity, in contract, tort or otherwise) of the Parent Entities and their respective Affiliates for (A) the damages suffered as a result of the failure of the Transactions to be consummated and (B) any other damages suffered as a result of or in connection with this Agreement and the Transactions, and upon payment of the Company Termination Fee in accordance with this Section 7.6, none of the Company or any of its Affiliates, respective current or former stockholders, directors, officers, employees, agents, advisors or other Representatives (collectively, the “Company Related Parties”) shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions; provided, that the foregoing shall not impair the rights of the Parent Entities, if any, to obtain an order of specific performance prior to any valid termination of this Agreement. The parties acknowledge and agree that in no event will (i) the Company be required to pay a Company Termination Fee on more than one occasion or (ii) will the Company have liability for monetary damages (including monetary damages in lieu of specific performance) in the aggregate in excess of the Company Termination Fee (such amount, the “Maximum Company Liability Amount”) for breaches of this Agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise). Under no circumstances shall any Parent Entity (or any of its equityholders or other Person) be permitted or entitled to receive both a grant of specific performance and any monetary damages, including any monetary damages in lieu of specific performance and the Company Termination Fee.

ARTICLE VIII
MISCELLANEOUS

Section 8.1    Certain Definitions. For purposes of this Agreement:

(a)    “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise.

(b)    “Aggregate Company Share Amount” means a number of shares of Holdco Common Stock that is equal to forty nine (49) times the number of shares of Holdco Common Stock outstanding as of immediately following the First Effective Time and immediately prior to the Second Effective Time.

(c)    “Antitrust Laws” means the HSR Act, the Federal Trade Commission Act, the Sherman Act, the Clayton Act, and any applicable foreign antitrust laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(d)    “Business Day” means any day other than Saturday, Sunday or a day on which commercial banks in New York, New York are authorized or required by Law to close, and shall consist of the time period from 12:01 a.m. through 12:00 midnight New York City time.

(e)     “Company Assets” means any assets of the Company or any of its Subsidiaries.

(f)    “Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

(g)    “Company Equity Plan” means the TeraWulf Inc. 2021 Omnibus Incentive Plan.

(h)    “Company Incorporation Date” means February 8, 2021.

(i)    “Company Material Adverse Effect” means any change, event, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or in the aggregate with any one or more other Effects, would reasonably be expected to (x) result in a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole or (y) prevent, or materially impair or delay, the ability of the Company to consummate the Transactions or otherwise perform any of its obligations under this Agreement; provided, however, solely with respect to clause (x), no Effect (by itself or when aggregated or taken together with any and all other Effects) directly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no Effect (by itself or when aggregated or taken together with any and all other such Effects) directly resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur: (a) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally; (b) conditions (or changes in such conditions) in the securities markets, credit markets, currency or cryptocurrency markets or other financial markets in the United States or any other country or region in the world; (c) conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business; (d) changes in political conditions in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (f) pandemics, epidemics or disease outbreaks or any escalation or worsening of any of the foregoing (including, for the avoidance of doubt, any effect resulting from, arising out of or otherwise related to COVID-19 (or any strain, mutation or variation thereof, any health condition related thereto and the impact of any associated shutdown, shelter in place or non-essential business order or other similar measures mandated or recommended by any applicable Governmental Authority)); (g) the announcement of this Agreement or the pendency or consummation of the Transactions, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, licensors, licensees, venture partners or employees (other than, in each case, for purposes of any representation or warranty set forth in Section 3.3 or Section 3.5); (h) changes in Law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing; (i) any actions taken or failure to take action, in each case, to which Parent has expressly requested or consented to, or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement, or the failure to take any action prohibited by this Agreement; or (j) any breach of this Agreement by the Parent Entities; provided, further, that any Effect relating to or arising out of or resulting from any change or event referred to in clauses (a) through (f) or (h) above may constitute, and be taken into account in determining the occurrence of, a Company Material Adverse Effect if and only to the extent that such change or event has a disproportionate impact on the Company and its Subsidiaries as compared to other participants that operate in the industry in which the Company and its Subsidiaries operate.

(j)    “Company Preferred Stock” means the Series A Preferred Stock, par value $0.001 per share, of the Company.

(k)    “Company RSU Award” means any award of restricted stock units corresponding to shares of Company Common Stock, which award is subject to restrictions on vesting or settlement based on performance and/or continuing service.

(l)    “Confidentiality Agreement” means that certain Confidentiality Agreement by and between the Company and Parent, dated as of March 29, 2021.

(m)    “Contingent Value Right” means one non-transferrable contingent value right to be issued by HoldCo pursuant to the CVR Agreement.

(n)    “Continuing Company Employee” each individual who, immediately prior to the Second Effective Time, is an employee of the Company and its Subsidiaries and who continues in such capacity immediately following the Second Effective Time.

(o)    “Continuing Parent Employee” each individual who, immediately prior to the First Effective Time, is an employee of Parent and its Subsidiaries and who continues in such capacity immediately following the First Effective Time.

(p)    “Contract” means any written contract, agreement, indenture, note, bond, loan, lease, sublease, mortgage, license, sublicense, obligation or other binding arrangement.

(q)    “DOJ” means the U.S. Department of Justice.

(r)    “Environmental Laws” means all Laws relating to (i) pollution, contamination, protection of the (indoor or outdoor) environment or health and safety, (ii) emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into the environment, including air (indoor or outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or (iii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, or exposure to, Hazardous Substances. “Environmental Laws” includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Endangered Species Act, 16 U.S.C. § 1531 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Control Act, 42 U.S.C. § 6901 et seq. and all applicable analogous state or local statutes or ordinances.

(s)    “ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer with a Person within the meaning of Section 4001 of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

(t)    “FTC” means the U.S. Federal Trade Commission.

(u)    “Fully Diluted Basis” means, as of any date of determination all issued and outstanding shares of Company Common Stock and all shares of Company Common Stock issuable pursuant to subscriptions therefor and upon the conversion or exercise of any outstanding Stock Equivalents, or subscriptions therefor, as of such date, whether or not such Stock Equivalent is at the time exercisable or convertible, but excludes any shares of Company Common Stock reserved for issuance pursuant to the Company Equity Plan, whether or not subject to outstanding awards.

(v)    “Governmental Authority” means (i) any federal, state, local, foreign or international government or governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private); and (ii) any self-regulatory organization; (iii) any political subdivision of any of the foregoing.

(w)    “Hazardous Substances” means any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or manmade, that presents a risk to human health or the environment or is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under any Environmental Law or is otherwise governed, defined, regulated, or for which liability or standards of conduct may be imposed under any Environmental Law including but not limited to any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, mold, and perfluoroalkyl and polyfluoroalkyl substances.

(x)    “HoldCo Common Stock” means the common stock, par value $0.001 per share, of HoldCo.

(y)     “Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction throughout the world, including any and all (i) inventions (whether or not patentable), invention disclosures, patents and patent applications (including divisionals, provisionals, continuations, continuations-in-part, and renewal applications), and any renewals, extensions, or reissues thereof; (ii) trademarks, service marks, trade dress, logos, slogans, trade names, assumed names, corporate names, domain names and other source identifiers, including all registrations and applications for registration of the foregoing, and all goodwill associated with any of the foregoing; (iii) copyrights (including all registrations and applications for registration), copyrightable subject matter, original works of authorship, and moral rights; (iv) rights in Software, (v) trade secrets, including confidential and proprietary information and know-how (including processes, formulae, techniques, methods, algorithms, data, databases, designs, drawings, specifications, and material proprietary customer and business data); and (vi) rights to sue and recover and retain damages, costs and attorneys’ fees for the past, present and future infringement, misappropriation or other violation of any of the foregoing.

(z)    “Intervening Event” means any material event, change, effect, development or occurrence occurring or arising after the date of this Agreement that (i) was not known by nor was reasonably foreseeable to the Parent Board or any of the Parent Knowledge Persons as of or prior to the date of this Agreement (or, if known, the consequences of which were not known to the Parent Board or the Parent Knowledge Persons as of the date of this Agreement) and results in the standalone financial condition of Parent and its Subsidiaries, taken as a whole, being materially more favorable to the shareholders of Parent than this Agreement and the Transactions and (ii) does not relate to or involve (A) a Takeover Proposal or (B) any changes in the market price, or change in trading volume, of the Parent Common Stock, any change of the ratings or ratings outlook for Parent by any of the Rating Agencies and the consequences of any such ratings or outlook changes, or Parent exceeding any projections, forecasts, budgets, operational metrics or estimates (it being understood that the underlying causes of any such changes or developments may, if they are not otherwise excluded from the definition of Intervening Event, be taken into account in determining whether an Intervening Event has occurred).

(aa)    “Intervening Event Notice” means a prior written notice of a Intervening Event delivered by Parent to the Company in accordance with Section 5.4(c)(vii).

(bb)    “Intervening Event Notice Period” means five (5) Business Days (as modified, extended or continued in accordance with Section 5.4(c)(vii)).

(cc)    “Knowledge” means, when used with respect to Parent or the Company, the actual knowledge of the Persons set forth in Section 8.1(cc) of the Parent Disclosure Letter or Company Disclosure Letter, respectively and such Persons on the Parent Disclosure Letter referred to as the “Parent Knowledge Persons”.

(dd)    “Law” means any law, statute, ordinance, code, regulation, rule, the common law or other requirement of any Governmental Authority, and any Orders.

(ee)    “Legacy Period” means the period of time during which the Legacy Sale is being pursued by Legacy Sub or is otherwise pending; provided that in any event the Legacy Period shall expire upon the two-year anniversary of the Closing Date.

(ff)    “Liens” means any mortgages, deeds of trust, liens, pledges, security interests, leases, subleases, licenses, covenants, claims, hypothecations, options, rights of first offer or refusal, charges or other encumbrances in respect of any property or asset.

(gg)    “Merger Sub I Common Stock” means the common stock, par value $0.001 per share, of Merger Sub I.

(hh)    “Merger Sub II Common Stock” means the common stock, par value $0.001 per share, of Merger Sub II.

(ii)    “Nasdaq” means the Nasdaq Stock Market LLC.

(jj)    “Net Parent Indebtedness” means the amount, if any, by Parent’s outstanding indebtedness (including principal, accrued and unpaid interest, and any prepayment or penalty, if applicable) of Parent exceeds the amount of Parent’s unrestricted cash and marketable securities, in each case, as of the First Effective Time.

(kk)    “Orders” means any orders, decisions, judgments, writs, injunctions, decrees, awards or other determinations of any Governmental Authority.

(ll)     “Parent Assets” means any assets of Parent or any of its Subsidiaries.

(mm)    “Parent Common Stock” means the common stock, par value $0.10 per share, of Parent.

(nn)    “Parent Equity Awards” means, collectively, the Parent RSU Awards and the Parent Stock Options.

(oo)    “Parent Equity Plans” means the IKONICS Corporation 2019 Equity Incentive Plan and the IKONICS Corporation 1995 Stock Incentive Plan, as amended.

(pp)    “Parent Material Adverse Effect” means any Effect that, individually or in the aggregate with any one or more other Effects, would reasonably be expected to (x) result in a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Parent Entities and their Subsidiaries, taken as a whole or (y) prevent, or materially impair or delay, the ability of the Parent Entities to consummate the Transactions or otherwise perform any of its obligations under this Agreement; provided, however, solely with respect to clause (x), no Effect (by itself or when aggregated or taken together with any and all other Effects) directly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Parent Material Adverse Effect,” and no Effect (by itself or when aggregated or taken together with any and all other such Effects) directly resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “Parent Material Adverse Effect” has occurred or may, would or could occur: (a) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally; (b) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world; (c) conditions (or changes in such conditions) in the industries in which Parent Entities and their Subsidiaries conduct business; (d) changes in political conditions in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (f) pandemics, epidemics or disease outbreaks or any escalation or worsening of any of the foregoing (including, for the avoidance of doubt, any effect resulting from, arising out of or otherwise related to COVID-19 (or any strain, mutation or variation thereof, any health condition related thereto and the impact of any associated shutdown, shelter in place or non-essential business order or other similar measures mandated or recommended by any applicable Governmental Authority)); (g) the announcement of this Agreement or the pendency or consummation of the Transactions, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, licensors, licensees, venture partners or employees (other than, in each case, for purposes of any representation or warranty set forth in Section 4.3 or Section 4.5); (h) changes in Law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing; (i) any actions taken or failure to take action, in each case, to which the Company has expressly requested or consented to, or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement, or the failure to take any action prohibited by this Agreement; (j) any failure by Parent or any of its Subsidiaries to meet any internal or external projections or forecasts or any decline in the price of Parent Common Stock (but excluding, in each case, the underlying causes of such failure or decline, as applicable, which may themselves constitute or be taken into account in determining whether there has been, or would be, a Parent Material Adverse Effect); or (k) any breach of this Agreement by the Company; provided, further, that any Effect relating to or arising out of or resulting from any change or event referred to in clauses (a) through (f) or (h) above may constitute, and be taken into account in determining the occurrence of, a Parent Material Adverse Effect if and only to the extent that such change or event has a disproportionate impact on the Parent Entities and their Subsidiaries as compared to other participants that operate in the industry in which the Parent Entities and their Subsidiaries operate.

(qq)    “Parent Preferred Stock” means the preferred stock, par value $0.10 per share, of Parent.

(rr)    “Parent RSU Award” means any award of restricted stock units corresponding to shares of Parent Common Stock, which award is subject to restrictions on vesting or settlement based on performance and/or continuing service.

(ss)    “Parent Stock Option” means a stock option to purchase shares of Parent Common Stock.

(tt)    “Parent Shareholders Meeting” means the special meeting of the shareholders of Parent to be held to consider the approval of this Agreement, the CVR Agreement and the Transactions.

(uu)     “Permitted Liens” means (i) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings, and for which adequate reserves have been maintained in accordance with GAAP, (ii) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business that are not material in amount and do not materially detract from the value of or materially impair the existing use of the property affected by such Lien, or which are not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings, and for which adequate reserves have been maintained in accordance with GAAP, (iii) zoning, entitlement, building and other land use Liens applicable to real property which are not violated by the current use, occupancy or operation of such real property, (iv) covenants, conditions, restrictions, easements and other non-monetary Liens affecting title to any real property which would do not materially impair the value, current use, occupancy or operation of such real property, (v) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar Laws, (vi) Liens on goods in transit incurred pursuant to documentary letters of credit, (vii) non-exclusive, non-perpetual licenses of Intellectual Property granted in the ordinary course of business, (viii) such other Liens that are not material in amount and do not materially detract from the value of or materially impair the existing use of the property affected by such Lien and (ix) Liens described in Section 8.1(tt) of the Company Disclosure Letter or the Parent Disclosure Letter.

(vv)    “Person” means any natural person, corporation, company, partnership, association, limited liability company, limited partnership, limited liability partnership, trust or other legal entity or organization, including a Governmental Authority.

(ww)    “Predecessor” means any Person whose liabilities, including liabilities arising under any Environmental Law, have, or may have, been retained or assumed by the Company, either by Contract or by operation of Law.

(xx)    “Qualified Person” means any Person making a bona fide Takeover Proposal that did not result from a breach of Section 5.4 that the Parent Board determines in good faith (after consultation with outside counsel and its financial advisor) is, or would reasonably be expected to lead to, a Superior Proposal.

(yy)    “Rating Agencies” means Standard & Poor’s Ratings Service and A.M. Best Company.

(zz)    “Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers or other financial advisors, agents and other representatives of such Person.

(aaa)    “Requisite Company Vote” means the written consent or affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock.

(bbb)    “Requisite Parent Vote” means the adoption of this Agreement by the affirmative vote of holders of a majority of the outstanding shares of Parent Common Stock as of the record date for the Parent Shareholders Meeting.

(ccc)    “Securities Act” means the Securities Act of 1933, as amended, and the rules promulgated thereunder.

(ddd)    “Software” means all computer software (in object code or source code format), libraries, data and databases, and related specifications, documentation and materials.

(eee)    “Specified Time” means the earlier of (i) the time that this Agreement is terminated in accordance with the terms hereof and (ii) receipt of the Requisite Parent Vote.

(fff)    “Stock Equivalent” means, means any option or other security or obligation that is by its terms, directly or indirectly, convertible into or exchangeable or exercisable for Shares, and any option, warrant or other right to subscribe for, purchase or acquire shares of Company Common Stock or Stock Equivalents (disregarding any restrictions or limitations on the exercise of such rights).

(ggg)    “Subsidiary” means, when used with respect to any Person, any other Person that such Person directly or indirectly owns or has the power to vote or control more than 50% of the voting stock or other interests the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such other Person.

(hhh)    “Superior Proposal” means a bona fide written Takeover Proposal (substituting “more than 50%” for “15%” in each instance in the definition of Takeover Proposal), made by any Third Party or group (as defined in Section 13 of the Exchange Act) within twenty (20) Business Days of the date of this Agreement, which did not result from a breach of Section 5.4 and that the Parent Board determines in good faith, in consultation with outside legal counsel and financial advisors and taking into account (with such weight and proportion as determined by the Parent Board in its sole discretion) all the terms and conditions and the financial, legal, regulatory, timing, financing, conditionality and other aspects and risks of such Takeover Proposal and this Agreement (after taking into account any revisions to the terms and conditions to this Agreement made or proposed in writing by the Company prior to the time of determination that would be immediately binding on the Company upon acceptance by Parent and execution of definitive documents), including the availability of financing, regulatory approvals, breakup fee and expense reimbursement provisions, the identity and wherewithal of the Person or group making the proposal to consummation the transaction, and such other factors as the Parent Board considers appropriate, (i) are more favorable to Parent and its shareholders (solely in their capacities as such) than the Transactions, (ii) the financing of which, if applicable in the sole discretion of the Parent Board, is fully committed on customary terms for a transaction of the type, and (iii) the Parent Board believes is reasonably likely to be consummated in accordance with its terms taking into account all the factors described above and other aspects and terms of such proposal and the identity of the Person or group making the proposal.

(iii)    “Superior Proposal Notice” means a prior written notice of a Superior Proposal delivered by Parent to the Company in accordance with Section 5.4(c)(viii).

(jjj)    “Superior Proposal Notice Period” means five (5) Business Days (as modified, extended or continued in accordance with Section 5.4(c)(viii)).

(kkk)    “Takeover Proposal” means any proposal, offer, inquiry or indication of interest from a Third Party or “group” (as defined in Section 13 of the Exchange Act) of Third Parties, whether involving a single or a series of related transactions, relating to (i) a merger, consolidation, share exchange or business combination involving Parent or any of its Subsidiaries representing 15% or more of the Parent Assets, revenues, or earnings, (ii) a sale, lease, exchange, mortgage, transfer or other disposition of 15% or more of the Parent Assets, revenues or earnings, (iii) a direct or indirect purchase or sale of shares of capital stock or other securities (including the Parent Common Stock) representing 15% or more of the voting power of the capital stock of Company or any successor or parent company thereto, including by way of a merger, business combination, share exchange, tender offer or exchange offer, (iv) a reorganization, recapitalization, liquidation or dissolution of Parent or (v) any other transaction having a similar effect to those described in clauses (i) through (iv), or any combination of the transactions in (i) through (iv) in each case other than the transactions contemplated by this Agreement.

(lll)    “Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

(mmm)    “Taxes” means any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, escheat, abandoned and unclaimed property, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, (ii) any and all liability for the payment of any items described in clause (i) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included) in any Tax Return related to such group), including pursuant to Treasury Regulations Section 1.1502-6 (or comparable provision of state, local or non-U.S. Tax law) and (iii) any and all liability for the payment of any amounts described in clause (i) or (ii) above as a result of any express or implied obligation to indemnify any other person, or any successor or transferee liability.

(nnn)    “Third Party” means any Person or group other than the Company and its Affiliates.

Section 8.2    Interpretation. Unless the express context otherwise requires:

(a)    the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)    terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)    the terms “Dollars” and “$” mean U.S. dollars;

(d)    references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e)    wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)    references herein to any gender shall include each other gender;

(g)    references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 8.2 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h)    references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i)    with respect to the determination of any period of time, (i) the word “from” means “from and including” and the words “to” and “until” each means “to but excluding” and (ii) time is of the essence;

(j)    the word “or” shall be disjunctive but not exclusive;

(k)    references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

(l)    references herein to any Contract mean such Contract as amended, supplemented or modified (including by any waiver thereto) in accordance with the terms thereof;

(m)    the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement;

(n)    if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day; and

(o)    references herein to “ordinary course of business” shall refer to ordinary course of business consistent with past practice.

Section 8.3    No Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement shall survive the Second Effective Time. This Section 8.3 shall not limit any covenant or agreement of the parties to this Agreement which, by its terms, contemplates performance after the Second Effective Time.

Section 8.4    Governing Law. All matters arising out of or relating to this Agreement and the Transactions (including its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the Law of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdictions other than those of the State of Delaware, except that the matters contained in ARTICLE II with regards to the effects of the First Merger shall be governed by the MBCA, without giving effect to any choice or conflict of law provision or rule.

Section 8.5    Submission to Jurisdiction; Service. Each party to this Agreement (a) irrevocably and unconditionally submits to the personal jurisdiction of the federal courts of the United States of America located in the State of Delaware and the Court of Chancery of the State of Delaware, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (e) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than the aforesaid courts. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.7 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

Section 8.6    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.7    Notices. All notices and other communications hereunder shall be in writing and shall be addressed as follows (or at such other address for a party as shall be specified by like notice):

If to any Parent Entity, to:

IKONICS Corporation
4832 Grand Avenue
Duluth, Minnesota 55807
Attention:         Glenn Sandgren, Chief Executive Officer
Telephone:        +1 (218) 628-6436
Facsimile:          +1 (218) 628-3245
Email:               gsandgren@ikonics.com

with a copy (which shall not constitute notice) to:

Faegre Drinker Biddle & Reath LLP
90 South Seventh Street
2200 Wells Fargo Center
Minneapolis, MN 55402
Attention:       W. Morgan Burns
                        Joshua L. Colburn
Facsimile:        612-766-1600

Email:             morgan.burns@faegredrinker.com
                        joshua.colburn@faegredrinker.com

If to the Company, to:

TeraWulf Inc.

9 Federal Street
Easton, MD 21601
Attention:       Paul Prager, Chief Executive Officer

Facsimile:       (410) 770-9705

E-Mail:           prager@terawulf.com

with copies to (which shall not constitute notice) to:

TeraWulf Inc.

9 Federal Street
Easton, MD 21601
Attention:      Office of the General Counsel

Facsimile:       (410) 770-9705

E-Mail:           legal@terawulf.com

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention:       Ariel J. Deckelbaum;

                Sarah Stasny
Facsimile:       (212) 757-3990

                (212) 492-0266
E-Mail:           ajdeckelbaum@paulweiss.com

                sstasny@paulweiss.com

All such notices or communications shall be deemed to have been delivered and received: (a) if delivered in person, on the day of such delivery, (b) if by facsimile or electronic mail, on the day on which such facsimile or electronic mail was sent; provided, that receipt is personally confirmed by telephone, (c) if by certified or registered mail (return receipt requested), on the third (3rd) Business Day after the mailing thereof or (d) if by reputable overnight delivery service, on the first (1st) Business Day after the sending thereof.

Section 8.8    Amendment. This Agreement may be amended by the parties to this Agreement at any time before the First Effective Time, whether before or after obtaining the Requisite Parent Vote, so long as (a) no amendment that requires further stockholder approval under applicable Law after stockholder approval hereof shall be made without such required further approval and (b) such amendment has been duly approved by the board of directors of each of Parent Entity and the Company. This Agreement may not be amended except by an instrument in writing signed by each of the parties to this Agreement.

Section 8.9    Extension; Waiver. At any time before the First Effective Time, Parent Entities, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or (c) subject to applicable Law, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.10    Entire Agreement. This Agreement (and the exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter, the certificates delivered hereunder, the Parent Voting Agreements, the Company Voting Agreements, the CVR Agreement and the Confidentiality Agreement contain all of the terms, conditions and representations and warranties agreed to by the parties relating to the subject matter of this Agreement and supersede all prior or contemporaneous agreements, negotiations, correspondence, undertakings, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in such documents has been made or relied upon by any of the parties to this Agreement.

Section 8.11    No Third-Party Beneficiaries. Except (a) as provided in Section 5.8 (Directors’ and Officers’ Indemnification and Insurance), (b) for the provisions of Section 2.1, Section 2.2 and Section 2.3 (which, only from and after the Second Effective Time, shall be for the benefit of holders of Company Common Stock (other than Excluded Company Shares) and Parent Common Stock as of the Second Effective Time), (c) the rights of Covered Persons under Section 5.17, (d) the rights of the Parent Related Parties and Company Related Parties under Section 7.6 and Section 8.18, (e) for the right of the Company on behalf of the holders of Company Common Stock, to pursue and collect the Parent Termination Fee (and not monetary damages) solely in accordance with Section 7.6 with respect to any breach of this Agreement by the Parent Entities which right is hereby expressly acknowledged and agreed by the Parent Entities and (f) for the right of Parent on behalf of the holders of Parent Common Stock, to pursue and collect the Company Termination Fee (and not monetary damages) solely in accordance with Section 7.6 with respect to any breach of this Agreement by the Company which right is hereby expressly acknowledged and agreed by the Company, Parent Entities and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The third-party beneficiary rights referenced in clause (e) of the preceding sentence may be exercised only by the Company (on behalf of holders of Company Common Stock) through actions expressly approved by the Company Board, and no holder of Company Common Stock, whether purporting to act in its capacity as such or purporting to assert any right (derivatively or otherwise) on behalf of the Company, shall have any right or ability to exercise or cause the exercise of any such right. The third-party beneficiary rights referenced in clause (f) of the preceding sentence may be exercised only by Parent (on behalf of holders of Parent Common Stock) through actions expressly approved by the Parent Board, and no holder of Parent Common Stock, whether purporting to act in its capacity as such or purporting to assert any right (derivatively or otherwise) on behalf of Parent, shall have any right or ability to exercise or cause the exercise of any such right.

Section 8.12    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

Section 8.13    Rules of Construction. The parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Subject to and without limiting the introductory language to Article III and IV, each party to this Agreement has or may have set forth information in its respective disclosure letter in a section of such disclosure letter that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a disclosure letter to this Agreement shall not constitute an admission by such party that such item is material, that such item has had or would have a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, or that the disclosure of such be construed to mean that such information is required to be disclosed by this Agreement.

Section 8.14    Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns.  No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights or liabilities under this Agreement without the prior written consent of the other parties to this Agreement; provided that Parent may assign its rights under this Agreement to any of Parent’s Affiliates.

Section 8.15    Remedies. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available except as otherwise provided in Section 7.6(d)(i), Section 7.6(d)(ii) and Section 8.16, the exercise by a party to this Agreement of any one remedy hereunder shall not preclude the exercise by it of any other remedy hereunder to the extent permitted herein; provided, however, that, without limiting the ability of the Company to pursue both specific performance pursuant to Section 8.16 (subject to the terms and conditions therein) prior to a valid termination of this Agreement and payment of the Parent Termination Fee, under no circumstances shall the Company be permitted or entitled to receive both a grant of (a) specific performance pursuant to Section 8.16 (subject to the terms and conditions therein) and (b) the payment the Parent Termination Fee (subject to the limitations in Section 7.6(d), including the Maximum Parent Liability Amount).

Section 8.16    Specific Performance. The parties to this Agreement agree that irreparable injury would occur if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, and further agree that, (a) notwithstanding the Parent Termination Fee provided hereunder, damages to the Company caused by the non-occurrence of the Closing, including damages related to reputational harm, customer or employee losses, increased costs, harm to the Company's business, and/or a reduction in the actual or perceived value of the Company or any of its direct or indirect Subsidiaries, would be difficult or impossible to calculate, (b) notwithstanding the Company Termination Fee provided hereunder, damages to Parent caused by the non-occurrence of the Closing, including damages related to reputational harm, customer or employee losses, increased costs, harm to Parent's business, and/or a reduction in the actual or perceived value of Parent or any of its direct or indirect Subsidiaries, would be difficult or impossible to calculate, (c) the provisions of Section 7.6 are not intended to and do not adequately compensate the Company, on the one hand, or the Parent Entities, on the other hand, for the harm that would result from a breach by the other Party of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance or other equitable relief, and (d) the right of specific performance is an integral part of this Agreement and without that right neither the Company nor Parent would have entered into this Agreement. Further, it is explicitly agreed that the Company shall have the right to an injunction or specific performance to the Parent Entities’ obligations to consummate the Transactions. It is further agreed that each Party shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or other court of the United States as specified in Section 8.5, and the Parties to this Agreement hereby waive any requirement for the posting of any bond or similar collateral in connection therewith. Each Party hereto agrees that it will not oppose the granting of an injunction or specific performance on the basis that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. The foregoing notwithstanding, the Company agrees that its rights under this 0 shall terminate upon its acceptance of the Parent Termination and the Parent Entities agree that their rights under this 0 shall terminate upon Parent’s acceptance of the Company Termination Fee.

Section 8.17    Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement. This Agreement shall become effective when, and only when, each party hereto shall have received a counterpart signed by all of the other parties hereto.

Section 8.18    Non-Recourse. This Agreement may only be enforced against the named parties. All legal proceedings, Legal Actions, obligations, losses, damages, claims or causes of action (whether in contract, in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or otherwise) that may be based upon, arise under, out or by reason of, be connected with, or relate in any manner to (i) this Agreement or any of the other agreements or documents contemplated hereby, (ii) the negotiation, execution or performance of this Agreement or any of the documents contemplated hereby (including any representation or warranty made in connection with, or as an inducement to, this Agreement or any of the other agreements or documents contemplated hereby), (iii) any breach or violation of this Agreement (including the failure of any representation and warranty to be true or accurate) or any of the other agreements or documents contemplated hereby, and (iv) any failure of the transactions contemplated by this Agreement or the other agreements or documents contemplated hereby to be consummated, in the case of clauses (i) and (iv), may be made only against (and are those solely of) the Persons that are expressly named as parties to this Agreement, the Parent Voting Agreements, the CVR Agreement, and the Confidentiality Agreement, and then only to the extent of the specific obligations of such Persons set forth in this Agreement, the Parent Voting Agreements, the CVR Agreement, or the Confidentiality Agreement, as applicable. In furtherance and not in limitation of the foregoing, and notwithstanding any other provision of this Agreement to the contrary, each Party hereto covenants, agrees and acknowledges that (except to the extent named as a party to this Agreement, the Parent Voting Agreements, the CVR Agreement, or the Confidentiality Agreement, and then only to the extent of the specific obligations of such parties set forth in this Agreement, the Parent Voting Agreements, the CVR Agreement, or the Confidentiality Agreement, as applicable) no recourse under this Agreement, any related document or any documents or instruments delivered in connection with this Agreement or any related document shall be had against any Company Related Party or Parent Related Party, whether in contract, tort, equity, law or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or otherwise.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

PARENT

IKONICS Corporation

By:        /s/ Glenn Sandgren
Name:   Glenn Sandgren
Title:     Chief Executive Officer

COMPANY

TeraWulf Inc.

By:        /s/ Paul Prager
Name:   Paul Prager
Title:     President and CEO

HOLDCO

Telluride Holdco Inc.

By:        /s/ Glenn Sandgren
Name:   Glenn Sandgren
Title:     Chief Executive Officer

MERGER SUB I

Telluride Merger Sub I, Inc.

By:        /s/ Glenn Sandgren
Name:   Glenn Sandgren
Title:     Chief Executive Officer

MERGER SUB II

Telluride Merger Sub II, Inc.

By:        /s/ Glenn Sandgren
Name:   Glenn Sandgren
Title:     Chief Executive Officer

[Signature Page to Merger Agreement]

Annex A

Term	Section
Adjusted RSU Award	2.3(c)
Agreement	Preamble
Aggregate Company Share Amount	8.1(b)
Alternative Acquisition Agreement	5.4(c)(vi)
Assumed Shares	2.3(d)
Balance Sheet Date	3.9(a)
Closing	1.2
Closing Date	1.2
Code	2.2(f)
Company	Preamble
Company Benefit Plan	3.13(a)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Book-Entry Shares	2.1(e)
Company Disclosure Letter	Article III
Company Financing	5.18(a)
Company Intellectual Property	3.17(a)
Company Material Contract	3.12(a)
Company Merger Consideration	2.1(c)(i)
Company Name Change	1.5(c)
Company Organizational Documents	3.2
Company Owned Intellectual Property	3.17(b)
Company Permits	3.19(a)
Company Real Property	3.18(a)
Company Real Property Leases	3.18(b)
Company Related Parties	7.6(d)(ii)
Company Response Action	5.1
Company Stock Certificates	2.1(e)
Company Termination Fee	7.6(c)
Company Voting Agreement	Recitals
Covered Persons	5.17(a)
CVR Agreement	Recitals
DGCL	Recitals
Dissenting Shares	2.4(a)
Effect	8.1(i)
ERISA	3.13(a)
Exchange Act	3.3(b)
Exchange Agent	2.2(a)
Exchange Fund	2.2(b)
Exchange Ratio	2.1(c)(i)
Excluded Company Shares	2.1(c)(iii)
Expenses	5.12
Fair Market Value	2.3(a)
First Certificate of Merger	1.3(a)

Term	Section
First Effective Time	1.3(a)
First Merger	Recitals
Fully Diluted Basis	8.1(u)
Governmental Authorizations	3.3
HoldCo	Preamble
HoldCo Certificate of Incorporation	1.5(d)
Indemnified Parties	5.8(a)
Insurance Policies	3.23
Intended Tax Treatment	1.7
IRS	3.13(b)
Legacy Sale	Recitals
Legal Actions	3.11
Liabilities	3.9
Maximum Company Liability Amount	7.6(d)(ii)
Maximum Parent Liability Amount	7.6(d)(i)
MBCA	Recitals
Merger Sub I	Preamble
Merger Sub II	Preamble
Parent Financial Advisor	4.25
Parent	Preamble
Parent Adverse Recommendation Change	5.4(c)(v)
Parent Benefit Plan	4.14(a)
Parent Board	Recitals
Parent Board Recommendation	Recitals
Parent Book-Entry Shares	2.1(d)
Parent Cash Consideration	2.1(a)(i)
Parent Disclosure Letter	Article IV
Parent Entities	Preamble
Parent Insurance Policies	4.24
Parent Intellectual Property	4.18(a)
Parent Material Contract	4.13(a)
Parent Merger Consideration	2.1(a)(i)
Parent Organizational Documents	4.2
Parent Owned Intellectual Property	4.18(b)
Parent Permits	4.20(a)
Parent Real Property	4.19(a)
Parent Real Property Leases	4.19(b)
Parent Registered IP	4.18(a)
Parent Registration Statement	4.3(b)
Parent Related Parties	7.6(d)(i)
Parent Response Action	5.2
Parent RSU Award	2.3(b)
Parent SEC Reports	4.8(a)
Parent Share Consideration	2.1(a)(i)
Parent Stock Certificates	2.1(d)

2

Term	Section
Parent Stock Option	2.3(a)
Parent Surviving Company	1.1(a)
Parent Termination Fee	7.6(b)
Parent Voting Agreement	Recitals
Permits	3.19(a)
Predecessor	8.1(ww)
Registered IP	3.17(a)
Residual Shares	2.3(d)
Rights Agent	Recitals
SEC	4.3(b)
Second Certificate of Merger	1.3(b)
Second Effective Time	1.3(b)
Second Merger	Recitals
Shareholder Litigation	5.17(a)
Stock Equivalent	8.1(fff)
Surviving Company	1.1(b)
Termination Date	7.2(a)
Transactions	Recitals
WARN Act	3.14(c)

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